UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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April 29, 2019
Dear Shareholder:
Our 2019 Annual Meeting of Shareholders will be held on Thursday, June 13, 2019 at 9:00 a.m. at the offices of Hunton Andrews Kurth LLP, 8405 Greensboro Drive, Suite 140, Tysons, Virginia 22102.
The attached Notice of 2019 Annual Meeting of Shareholders and proxy statement provide important information about the Annual Meeting and the business to be conducted there, and at any adjournment or postponement thereof. At the Annual Meeting we will ask you to elect our nominees to the Board of Trustees, to ratify the appointment of our independent registered public accountants, to approve executive compensation and to reject a shareholder proposal from the Union. These proposals are described in detail in the attached Notice and proxy statement.
Your vote is important to us. We urge you to read these documents carefully. Whether or not you plan to attend, you can ensure that your shares are represented at the meeting by promptly voting and submitting your proxy by telephone, by Internet or by completing, signing, dating and returning your proxy card. Instructions for these convenient ways to vote are set forth on the enclosed proxy card.
Thank you for your continued support.
Sincerely,

Jon E. Bortz
President, Chief Executive Officer and Chairman of the Board

7315 Wisconsin Avenue, Suite 1100 West Bethesda, Maryland 20814

NOTICE OF 2019 ANNUAL MEETING OF SHAREHOLDERS

DATE:	Thursday, June 13, 2019
TIME:	9:00 a.m. local time
PLACE:	Hunton Andrews Kurth LLP, 8405 Greensboro Drive, Suite 140, Tysons, Virginia 22102
RECORD DATE:	March 29, 2019

ITEMS OF BUSINESS	• Election of Trustees to serve until our 2020 Annual Meeting of Shareholders and until their successors are duly elected and qualified
• Ratification of the appointment of KPMG LLP as our independent registered public accounts for the fiscal year ending December 31, 2019
• Advisory vote approving the compensation of our named executive officers
• Advisory vote on the Union Proposal
• Consider and act upon any other business that may be properly brought before the annual meeting
BY ORDER OF THE BOARD OF TRUSTEES:
Raymond D. Martz
Secretary
April 29, 2019

HOW TO VOTE
Your vote is important to us. You are eligible to vote and receive notice of the Annual Meeting if you were a shareholder of record of our common shares of beneficial interest (“Common Shares”) at the close of business on the record date of March 29, 2019. A majority of the Common Shares entitled to vote at the Annual Meeting must be present in person or by proxy for us to proceed with the Annual Meeting. You can vote either in person at the Annual Meeting or by proxy as follows:

•
If your shares are held by a broker, bank or other nominee (i.e., in “street name”), you will receive instructions from your broker, bank or other nominee which you must follow in order to have your Common Shares voted by proxy.

•	If your shares are owned directly with our transfer agent, Equiniti Trust Company, you are a registered shareholder and may vote by proxy through one of the following methods:

Visit www.proxyvote.com. Have your proxy card in hand when you call. Votes must be submitted by 11:59pm EDT the day before the meeting to count.	Call 1-800-690-6903. Have your proxy card in hand when you call. Votes must be submitted by 11:59pm EDT the day before the meeting to count.	You can vote by marking, signing and dating your proxy card. Proxy cards must be received by the day before the meeting date.
You may revoke your proxy at any time before it is voted at the Annual Meeting by notifying the secretary in writing, submitting a proxy dated later than your original proxy or attending the Annual Meeting and voting in person.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR OUR ANNUAL MEETING. Our 2019 Proxy Statement and 2018 Annual Report to Shareholders, which includes our Annual Report on Form 10-K for the year ended December 31, 2018, are available at www.pebblebrookhotels.com.

PROXY STATEMENT

ABOUT PEBBLEBROOK HOTEL TRUST
Pebblebrook Hotel Trust is a publicly traded real estate investment trust (“REIT”) organized to opportunistically acquire and invest primarily in upper upscale, full-service hotels located in urban markets in major gateway cities.  We own 61 hotels, totaling approximately 14,600 guest rooms, located in 10 states and the District of Columbia, including: Del Mar, California; Los Angeles, California (Beverly Hills, Santa Monica and West Hollywood); San Diego, California; San Francisco, California; Santa Cruz, California; Washington, DC; Coral Gables, Florida; Key West, Florida; Naples, Florida; Buckhead, Georgia; Chicago, Illinois; Boston, Massachusetts; New York, New York; Portland, Oregon; Philadelphia, Pennsylvania; Nashville, Tennessee; Columbia River Gorge, Washington; and Seattle, Washington.
Throughout this proxy statement, we use the terms “Pebblebrook,” “Company,” “we,” “our” and “us” to refer to Pebblebrook Hotel Trust.

ANNUAL MEETING INFORMATION
We are providing these proxy materials in connection with the 2019 Annual Meeting of the Shareholders (the "Annual Meeting"). These materials will assist you in voting your Common Shares by providing information on matters that will be presented at the Annual Meeting.

Meeting Date	Thursday, June 13, 2019
Meeting Time	9:00 a.m. Eastern Time
Meeting Location	Hunton Andrews Kurth LLP, 8405 Greensboro Drive, Suite 140, Tysons, Virginia 22102
Record Date	March 29, 2019
The following matters are being presented for a vote at the Annual Meeting:

Proposal	Board Recommendation	Vote Required For Approval

1 – Election of Trustees	FOR each nominee	Majority of votes cast

2 – Ratification of Appointment of Independent Registered Public Accountants	FOR	Majority of votes cast

3 – Advisory Vote on the Compensation of Our Named Executive Officers	FOR	Majority of votes cast

4 – Advisory Vote on the Union Proposal	AGAINST	Majority of votes cast

NOTICE OF ELECTRONIC AVAILABILITY OF PROXY MATERIALS
We are furnishing proxy materials including this proxy statement and our 2018 Annual Report to Shareholders, which includes our Annual Report on Form 10-K for the year ended December 31, 2018 (“Annual Report”), to you by providing access to such documents on the Internet instead of mailing printed copies unless you previously requested to receive these materials by mail or e-mail. On or about April 29, 2019, we mailed to our shareholders who have not previously requested to receive these materials by mail or e-mail a “Notice of Internet Availability of Proxy Materials” (“Notice”) containing instructions on how to access and review this proxy statement and our Annual Report and how to submit your vote on the Internet or by telephone. You cannot vote by marking the Notice and returning it. If you received the Notice by mail, you will not automatically receive a printed copy of our proxy materials or Annual Report unless you follow the instructions for requesting these materials included in the Notice.

PROPOSALS

PROPOSAL 1: ELECTION OF TRUSTEES
The Board of Trustees of the Company (the "Board") currently has seven Trustees, all of whom have been nominated to stand for election at the 2019 Annual Meeting. All trustees elected at the meeting will hold office until the 2020 Annual Meeting of Shareholders and until their successors have been duly elected and qualified. You are entitled to cast one vote per Common Share for each of the seven nominees. Each proxy may not be voted for more than seven nominees.
In January 2019, Laura H. Wright delivered her notice of resignation from the Board, which took effect February 15, 2019. Ms. Wright served as one of our independent Trustees beginning upon completion of the Company’s initial public offering in December 2009. She chaired the Board's Audit Committee from December 2009 until January 2016 and served on the Board’s Compensation Committee or its Nominating and Corporate Governance Committee throughout her tenure. Ms. Wright’s notice stated that given her length of tenure as a Trustee, her resignation provides the Board the opportunity to refresh its membership.
The Board remains deeply appreciative to Ms. Wright for her service and significant contributions to the Board and its committees. Upon the effective date of Ms. Wright's resignation, the Board reduced its size to six Trustees.
The Nominating and Corporate Governance Committee conducted a successful search for potential candidates to serve as a new independent Trustee and recommended to the Board that Bonny W. Simi be elected to the Board. Following the committee's recommendation, the Board increased the size of the Board back to seven Trustees and elected Ms. Simi to become an independent Trustee effective April 26, 2019. Ms. Simi is a nominee standing for election at the Annual Meeting.
Information about each Trustee nominee, including Ms. Simi, and his or her qualifications to serve as an independent Trustee appears under "Trustee Information—Trustee Nominees" in this Proxy Statement.

Our Bylaws provide that in uncontested elections such as this one, a nominee must receive a majority of votes cast in order to be elected. An “abstention” or “broker non-vote” will have no effect on the outcome of the vote for this proposal.

☑	The Board of Trustees recommends that you vote “FOR” each of the nominees.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
The Audit Committee of the Board has selected the accounting firm of KPMG LLP (“KPMG”) to serve as the independent registered public accountants of the Company for the year ending December 31, 2018, and the Board is asking shareholders to ratify this appointment. Although current laws, rules and regulations, as well as the Audit Committee charter, require the Company’s independent auditor to be engaged, retained and supervised by the Audit Committee, the Board considers the appointment of the independent auditor to be an important matter for shareholders and is submitting the appointment of KPMG for ratification by shareholders as a matter of good corporate practice. KPMG has served as the Company’s independent registered public accountants since the Company’s formation in October 2009 and is considered by management of the Company to be well qualified.
We expect that a representative of KPMG will be present at the Annual Meeting, will be given the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.
The Audit Committee has considered whether, and has determined that, the provision by KPMG of the services described under "Audit-Related Fees," "Tax Fees" and "Other Fees" in "Audit Information—Fee Disclosure" in this Proxy Statement is compatible with maintaining KPMG’s independence from management and the Company.
Information about KPMG's services to the Company and the Audit Committee's report appear under "Audit Information" in this Proxy Statement.
The affirmative vote of a majority of votes cast at the Annual Meeting, in person or by proxy, is required to approve this proposal. An “abstention” or “broker non-vote” will have no effect on the outcome of the vote for this proposal.

☑	The Board of Trustees recommends that you vote “FOR” Proposal 2 – Ratification of Appointment of Independent Registered Public Accountants.

PROPOSAL 3:ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
The Board has determined that we will hold annually a non-binding, advisory vote on the compensation paid to our NEOs.
Accordingly, we are asking you to approve the following resolution in respect of the compensation of our NEOs as described in the Compensation Discussion and Analysis ("CD&A"), compensation tables and related narrative discussion in this Proxy Statement:
NOW, THEREFORE, BE IT RESOLVED, that the shareholders of the Company approve, on an advisory basis, the compensation of the Company's named executive officers as described in the Compensation Discussion and Analysis, compensation tables and related narrative discussion in the proxy statement relating to the Company's 2019 Annual Meeting of Shareholders.
This is an opportunity to express your opinion regarding the decisions made by the Compensation Committee on the compensation of our NEOs for 2018; however, it will not affect any compensation already paid or awarded for 2018 and will not be binding on the Compensation Committee, the Board or the Company. The Board and our Compensation Committee value the opinions of our shareholders and will review the results of this vote and take those results into consideration in addressing future compensation policies and decisions.
The Company's primary business objective is to deliver attractive, risk-adjusted long-term total returns to shareholders through appreciation in the value of Common Shares and by providing income to shareholders through distributions from distributable cash flow. The Compensation Committee has developed and maintained a compensation program that is intended to reward performance and encourage actions that drive success in our primary business objective, based on the following key principals:

•	Compensation should reinforce business objectives and Company values.

•	Executive officers should be retained and motivated.

•	A significant percentage of compensation for executive officers should be based on performance.

•	Compensation should align the interests of executive officers with those of shareholders.

•	Compensation should be competitive.
Shareholders have overwhelmingly approved the say-on-pay proposal at previous annual meetings. The average approval rate since inception of this advisory proposal is 96%. In 2018, shareholders continued their significant support with over 97% of the votes cast for approval of the “say on pay” proposal at the 2018 annual meeting of shareholders.
The Compensation Committee and the Board believe this strong level of support reflects a high degree of shareholder confidence that the Company's compensation program is rewarding our executives appropriately and made no changes to the program's basic design for 2018.
Since 2012, our executive compensation program has consisted of three main components: (i) annual cash base salaries, (ii) annual cash incentive bonuses based on performance against the one-year business objectives established at the beginning of the year and (iii) long-term equity-based awards (in the form of time-based vesting awards and performance-based vesting awards). We discuss each of these three components in more detail under ‘‘Compensation Discussion and Analysis—2018 Compensation and Compensation Components.”
Information about our executive officers and the 2018 compensation program, as well as the CD&A, compensation tables and related narrative discussion, appear under "Executive Officer and Compensation Information" in this Proxy Statement.

The affirmative vote of a majority of votes cast at the Annual Meeting, in person or by proxy, is required to approve this proposal. An “abstention” or “broker non-vote” will have no effect on the outcome of the vote for this proposal.

☑	The Board of Trustees recommends that you vote “FOR” Proposal 3 – Advisory Vote on the Compensation of Our Named Executive Officers.

PROPOSAL 4:ADVISORY VOTE ON THE UNION PROPOSAL
Set forth in the italicized text below is a shareholder proposal (the "Union Proposal") and supporting statement that we received from UNITE HERE! (the "Union"), 275 Seventh Avenue, New York, NY 10001. The Union is the largest union representing hotel workers in the United States.
The Union represents hotel workers who are employees of operators at some of our hotels. The Union has advised us that it is the beneficial owner of 140 Common Shares, which constitute approximately 0.0001% of the outstanding Common Shares.
The italicized text below contains the Union Proposal and supporting statement as submitted to us by the Union. The Union bears sole responsibility for the contents of the Union Proposal and supporting statement. If the Union Proposal is properly brought before the Annual Meeting or at any adjournment or postponement thereof, the Union Proposal will be voted upon.
If approved, the Union Proposal would be a non-binding recommendation to the Board.
The affirmative vote of a majority of votes cast at the Annual Meeting, in person or by proxy, is required to approve this proposal. An “abstention” or “broker non-vote” will have no effect on the outcome of the vote for this proposal.

☒	The Board of Trustees recommends that you vote “AGAINST” Proposal 4 – Advisory Vote on the Union Proposal

Shareholder Proposal
RESOLVED, the shareholders of Pebblebrook Hotel Trust (the “Company”) recommend that the Board of Directors take all steps necessary to prepare an annual report for shareholders on sexual harassment complaints related to employees and guests at hotels on all properties owned by the Company. The report shall be prepared at reasonable cost and omit private and proprietary information, and shall be made available on the Company’s website no later than the annual meeting of shareholders, starting in 2020.
Supporting Statement
Sexual harassment is both pervasive and illegal. Nearly half of working women in the United States say they have experienced sexual harassment in the workplace, according to a 2017 NBC/Wall Street Journal Poll. In a June 2016 report, the Equal Employment Opportunity Commission reported on thousands of charges alleging harassment on the basis of sex. In the last decade, more than 25% of sexual harassment charges came from industries with large numbers of service-sector workers. Sexual harassment charges can expose employers, hotel operators and owners to significant risks, including when there are complaints made against management and against guests.
For investors, there is a lack of information about the extent of the sexual harassment problem in the hospitality industry. Neither hotel owners nor operators report on costs or incidence of sexual harassment. Settlement agreements frequently contain non-disclosure clauses, and in some cases, complainants leave their jobs as complaints are resolved, all of which reinforces a lack of accurate information about this risk. While there have been a few high profile cases of harassment and assault involving hotels over the last decade, investors have little information about how companies are mitigating risks.
The Council of Institutional Investors has recently made recommendations for Boards to address the risks of sexual harassment cases, including: 1) “Ensure all payouts to settle harassment cases are reported to the board.” 2) “Review with the legal team when information on incidents of sexual harassment should be reported to shareholders and how much information should be shared.”
Since hotel owners like Pebblebrook Hotel Trust may pay the costs of complaints in hotel operating expenses, we urge the Company to request information from their hotel operating contractors detailing the incidence and costs of sexual harassment, and to provide that information to shareholders. Disclosure of such information will assist the Company in managing its risk.
We urge shareholders to vote FOR this proposal, recommending that the Company provide comprehensive disclosures to shareholders about sexual harassment complaints in its hotels.
Our Statement in Opposition to the Union Proposal
The Board carefully considers proposals from every shareholder, regardless of the possible motives that a shareholder proponent may have.

The Union Proposal is the fourth shareholder proposal the Union has submitted to the Company in five years. In 2015 and 2016, the Board urged shareholders to reject the Union's proposals, because the Board believed that the proposals were not in the best interests of the Company or shareholders. In 2017, by contrast, the Board supported the Union's proposal, because it believed that the proposal was in the best interests of the Company and shareholders. As shown in the following table, in each of the three cases, shareholders voted overwhelmingly in support of the Board's recommendation:

Year	Union Proposal	Board Recommendation	Vote Result	% Following Board Recommendation

2015	Opt out of all provisions of MUTA	☒	☒	63%

2016	Permit shareholders with just $2,000 of Common Shares to make binding proposals to amend Bylaws	☒	☒	70%

2017	Adopt majority voting for uncontested elections of Trustees	☑	☑	98%
This year, the Board has carefully considered the Union Proposal and believes that it is not in the best interests of the Company or shareholders. In considering the Union Proposal, the Board recognized that sexual harassment is a serious issue that should not be tolerated. The Board also considered the efforts the Company is already expending for the safety of employees of the third-party hotel management companies that operate our hotels, including members of the Union. The Board then balanced the speculative concerns raised by the Union and the costs, challenges and risks of actually attempting to implement what the Union has requested against the benefits of investing Company resources (both temporal and financial) to generate strong, risk-adjusted total shareholder returns by opportunistically acquiring and disposing of hotel properties. As explained below, the Board believes that you should vote against the Union Proposal because:

•	the Union’s economic interests are not aligned with those of the Company and its other shareholders – to the contrary, what is good for the Union is not good for the Company;

•	the Company has delivered outstanding shareholder returns and shareholder value, and the Company’s management team is among the most respected in the industry;

•	the Union Proposal is misdirected – the Company is neither suited nor situated to implement the proposal's demands; and

•
the Company has supported, and will continue to support, the operators of our hotels in adopting programs and policies designed to prevent sexual harassment, and encourage reporting on any incidents that may occur.

The Union’s Economic Interests Are Not Aligned with Those of the Company and Its Other Shareholders - What Is Good for the Union Is Not Good for the Company
The Board believes the Union does not have the long-term best interests of shareholders in mind and has submitted the Union Proposal not to increase shareholder value but rather to further the Union’s own special-interest initiatives. The Union has a notorious history of submitting self-interested proposals to lodging REITs and hotel operators. Since 2005, having established very small stock ownership positions in at least 20 other lodging REITs and hotel operators, the Union has submitted at least 52 stockholder proposals to those companies. This year, at least nine other lodging REITs and hotel operators, all owning or operating properties where the Union has engaged in organizing campaigns, have received the same proposal as the one submitted to the Company this year.
In several cases, after first partially succeeding with some proposals, the Union has continued to use the proposal process in following years in an effort to drive even more changes, with even greater deleterious impact on corporate governance, at some of the same companies. Without exception, all of the targets of the Union’s proposal efforts have been, like the Company, companies that own hotels that have been or could be subject to the Union’s organizing activities. In each case, the Union has pursued its special interest efforts despite not having any material equity stake in the target company, and, in each case, the board and management of the target company have expended time and financial resources addressing the proposals that could have been directed instead toward managing the target company to increase shareholder value. According to a lodging REIT involved in a labor dispute with the Union, a leading independent governance analysis and proxy voting firm commented regarding a solicitation for a special meeting in the context of that labor dispute that: “Given that [the Union]’s interests are likely more aligned with workers it represents than shareholders of the companies it engages, . . . we believe it’s appropriate to question the [Union]’s true motivations in this case.”

As noted above, the Union has a long history of acquiring negligible equity interests in companies in the hospitality industry that enable it to submit shareholder proposals of questionable merit. The Union owns only 140 Common Shares (having an aggregate value of less than $4,400 as of April 25, 2019), which permitted it to submit the Union Proposal, but formulating this statement in opposition to explain the Board’s view that supporting the proposal does not enhance shareholder value has required the valuable time and attention of senior management and a commitment of Company resources. As noted by the Chancellor of the Delaware Court of Chancery (now the Chief Justice of the Supreme Court of Delaware), “. . . stockholders who propose long-lasting corporate governance changes should have a substantial, long-term interest that gives them a motive to want the corporation to prosper.” We agree.
The Union also uses pressure and intimidation tactics to achieve labor union objectives that are different from, and in many cases adverse to, those of other shareholders. For example, a federal district court has found that the Union previously brought a lawsuit against a public company alleging that the public company had violated federal securities law “as part of [the Union’s] campaign to harass a corporation and gain leverage in a unionization struggle” and with “no genuine belief in the merits of its claims.”1 More recently, in June 2016, a member of the Union filed a lawsuit in California naming Pebblebrook Hotel Trust as a defendant.2 The principal allegations in the complaint related to alleged violations of various agreements to which the Union’s local San Francisco affiliate is a party. The Company strongly believed that the lawsuit was entirely without merit and it was removed in August 2016. Nevertheless, and regardless of the spurious nature of the allegations and the likelihood that the plaintiff would not prevail, the filing of the lawsuit is yet another example demonstrating that the Union’s economic interests are not aligned with those of the Company and its other shareholders.
In addition, the Union has orchestrated, and continues to orchestrate, nationwide boycotts of hotels and actively requests that individuals and organizations not do business with boycotted hotels. The Union’s organizing initiatives have caused inconvenience to guests at our hotel properties and direct economic harm to the Company and our shareholders. In 2018, the Union led highly publicized, large-scale strikes across the country targeted against the hotels of another lodging company – a company that is, in fact, one of the 19 operators of our hotels – as well as at four of our hotels, and the effort's scale and duration made its impact felt also on nearby hotel properties, including several of ours, that were not the specific targets. The effort included disruptive tactics such as strikes, demonstrations with drums and other noisemaking devices, picket lines and other nuisance activities that directly adversely impacted guests and indirectly adversely impacted prospective guests. This type of disruptive and self-interested activity results in guest dissatisfaction and causes direct economic harm to our Company. In fact, we estimate that the strikes in Boston, San Diego, Chicago and San Francisco reduced our full-year hotel earnings before interest, taxes and depreciation (“EBITDA”) by approximately $3.8 million.
Moreover, and perhaps more surprisingly, local affiliates of the Union have led disruptions at hotels owned by a publicly traded REIT of which the Union was an actual shareholder, causing direct economic harm to the REIT and, consequently, its shareholders. Specifically, LaSalle Hotel Properties ("LaSalle") disclosed that disruption led by the Union at two of LaSalle’s hotels in New York, New York reduced those hotels’ revenue per available room (“RevPAR”) by 37.8% for the third quarter of 2015 compared to the third quarter of 2014, as these hotels were forced to close many of their available guestrooms for a total of nine weeks and the two hotels incurred $6.1 million of one-time expenses related to the Union’s disruption activities. In addition, on a portfolio-wide basis for the year ended December 31, 2015, LaSalle estimated that the Union disruptions reduced LaSalle’s EBITDA results by $9.2 million.3 In 2018, we directed the disposition of those two hotels in connection with our acquisition of LaSalle, but we expect the Union's activities to continue in cities throughout our portfolio.
The Board further believes that the Union’s economic interests in submitting the Union Proposal are substantially adverse to those of the Company and our other shareholders. Over 60% of the employees of the third-party management companies who work at 16 of the Company’s 61 hotels are members of the Union. Over the last five years, the operating and financial performance of those 16 hotels has been lower than that of the 45 non-unionized hotels in the Company’s portfolio, whether measured by hotel-level EBITDA margin, by competitive-set RevPAR penetration or by scores reported by a U.S. travel website that provides reviews of travel-related content. In the Company’s experience, union contract rules, which severely limit job and employer flexibility at unionized hotels, typically result in substantially higher operating costs at those hotels. In addition, in the Company’s experience, employees at its unionized hotels generally have less opportunity for advancement and promotions as compared to employees at its non-unionized hotels, which may adversely affect employee morale and job satisfaction. Increased hotel-level operating costs and potentially lower employee morale at its hotels decrease the Company’s cash flows and profits, which leads to decreased share prices and erosion of shareholder value.

1	UNITE HERE v. Cintas Corp., No. 06-7061, 2006 WL 2859279, at *10 (S.D.N.Y. Oct. 11, 2006).

2
Vanderzwan v. Pebblebrook Hotel Trust, No. 16-552771 (Cal. Super. Ct. filed June 28, 2016). The lawsuit remains publicly available at the website of the Superior Court of California, County of San Francisco, at http://www.sfsuperiorcourt.org/online-services.

3
Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC by LaSalle Hotel Properties on February 18, 2016; Exhibit 99.1 to Current Report on Form 8-K filed with the SEC by LaSalle Hotel Properties on October 22, 2015.

The Company Has Delivered Outstanding Shareholder Returns and Shareholder Value and the Company’s Management Team’s Reputation Is Among the Most Respected in the Industry
The Company has delivered outstanding shareholder returns and shareholder value, and the Company's hotels have outperformed those of the Company's peers across industry baseline fundamentals such as occupancy rates, average daily rates and room revenues per available room. The total shareholder return on Common Shares for the five-year period ended March 27, 2018, which was the day prior to the public announcement of our initial offer to acquire LaSalle4, was 55%, more than 15 percentage points greater than the total returns generated during the same period by both the FTSE NAREIT Lodging/Resort Property Sector Index and the Bloomberg REIT Hotels Index. These two indexes returned just 37% and 39%, respectively, over the same five-year period. In terms of same-hotel operating statistics, the Company's hotels have outperformed the average of those of its peers in each of the last five years. The Company's average same-store occupancy rates, average daily rates and revenues per available room were greater than the averages of such same-hotel results of its peers by 488 basis points, 18% and 25%, respectively.5
Since inception, the Company has been led by a management team that has been recognized by industry professionals as having excellent leadership. Among other recognitions the Company’s management has received are the following:

•	one of the best chief executive officers in the REIT sector (tied for number one in 2013, number three in both 2015 and 2016, number two in 2017, number three in 2018 and number two in 2019)[6];

•	the best investor relations by a chief executive officer or chairman of small cap companies (2013)[7];

•	nominations for the best chief executive officer ranked overall for driving shareholder value at midcap companies in (number one in 2014[8] and 20179), number two in 201810);

•	one of the best chief financial officers in the REIT sector (first in 2015, second in 2017)[11];

•	the best investor relations in the REIT sector (2015)[12];

•	the best analyst day across midcap companies (2017) and one of the best analyst days in the REIT sector (number two in 2017)[9]; and

•	one of the best investor relations programs in the REIT sector (number two in 2016 and 2018, number three in 2019)[13].
The management team’s recognitions in 2016 resulted in Institutional Investor naming the Company to its list of Most Honored Companies. The Company was the only lodging REIT and one of only 144 companies, out of 1,930 companies, to be selected as a Most Honored Company in 2016.14
These recognitions are a result of the intimate involvement by the Company’s management team in all key aspects of the Company’s business. In addition, they demonstrate the investment community’s confidence in the Company’s leadership, corporate governance and overall investor relations activities.
In addition to being involved in all key aspects of the Company’s business, the Company’s management team actively engages with our shareholders throughout the year in order to fully understand our shareholders’ viewpoints concerning the Company – including our corporate governance practices, to gather feedback on what we can do better and to help our shareholders understand our performance and strategy. The Company’s management regularly engages with our shareholders and prospective investors to solicit input and answer questions on a variety of topics by participating in industry media conferences, by holding numerous in-person meetings, and by speaking by telephone with many shareholders at other times throughout the year. In 2017 and 2018, for example, the Company’s management held over 247 and 359 in-person meetings, respectively, with our shareholders and prospective investors.
The disruptive tactics by the Union distracts management from continuing to focus on the activities that have helped the Company achieve its out-performance.

4	The closing price on the day before a merger offer is announced is typically referred to as the "unaffected price."

5
Data for results of Company's peers – Chesapeake Lodging Trust (NYSE:CHSP), DiamondRock Hospitality Company (NYSE:DRH), Hersha Hospitality Trust (NYSE:HT), Sunstone Hotel Investors, Inc. (NYSE:SHO) and Xenia Hotels & Resorts, Inc. (NYSE:XHR) – available from S&P Global Market Intelligence, Same Store Operations.

6
The 2013 All-American Executive Team, the 2015 All-American Executive Team, the 2016 All-American Executive Team, the 2017 All-American Executive Team, the 2018 All-American Executive Team and the 2019 All-American Executive Team, by Institutional Investor LLC.

7	The 2013 All-American Executive Team, by Institutional Investor LLC.

8	ExecRank, Inc., Top Mid-Cap CEOs Driving Shareholder Value 2014, http://execrank.com/2014-rankings/top-ceos-driving-shareholder-value-mid-cap-companies/.

9	The 2017 All-American Executive Team, by Institutional Investor LLC.

10	The 2018 All-American Executive Team, by Institutional Investor LLC.

11	The 2015 All-American Executive Team and the 2017 All-American Executive Team, by Institutional Investor LLC.

12	The 2015 All-American Executive Team, by Institutional Investor LLC.

13	The 2016 All-American Executive Team, the 2018 All-American Executive Team and the 2019 All-American Executive Team, by Institutional Investor LLC.

14	The 2016 All-American Executive Team, by Institutional Investor LLC.

The Union Proposal Is Misdirected – the Company Is Neither Suited Nor Situated to Implement the Proposal's Demands
In order to maintain its qualification to be taxed as a REIT under the Internal Revenue Code of 1986, as amended (the "Code") the Company must comply with strict limitations on the type of activities that REITs may undertake. For example, the Company is not permitted to operate or directly manage its hotels. Rather, the Company must engage third-party hotel operators who qualify as eligible independent contractors (as defined by the Code) to do that work. The operators of our hotels retain the sole right and responsibility for hiring, training and supervising hotel employees and ensuring their safety, along with the safety of hotel guests. Hotel workers, including members of the Union at 16 of our hotels, are employed by the third-party hotel operators; they are not our employees. The Company must not jeopardize its qualification to be taxed as a REIT by overstepping management boundaries. In turn, the rights and responsibilities related to employees are specifically negotiated aspects of the owner-operator relationship and integral in assuring that the owner does not run afoul of certain provisions of the Code related to lodging REITs.
As a lodging REIT, the Company does not have access to the information required to complete the report on sexual harassment complaints that the Union Proposal demands. Operators of our hotels are not required to provide the Company with information on individual complaints by hotel guests or employees, and the Company has no contractual right to access such information. Under limited scenarios, the Company has the right to receive notice from the operators of our hotels when legal matters or claims exceed certain financial thresholds, but when complaints are unlikely to exceed those thresholds, the Company is typically not made aware of them. The Company is committed to working with and encouraging the operators of our hotels to provide more robust reporting disclosures. However, the Company has neither the ability nor the right to obtain the information that would be required to produce an accurate disclosure report of the type contemplated by the Union Proposal. While we continue to encourage and support the operators of our hotels to prevent sexual harassment and address it when it occurs, we cannot compel those hotel operators to take any actions or measures, or interfere with their day-to-day management or supervision. In addition, publishing data on settlements related to sexual harassment claims, as requested by the Union Proposal, may have the unintended consequence of encouraging false and frivolous claims that would require the Company to expend additional time and financial resources to address.
In sum, issuing a report contemplated by the Union Proposal based on information that is not our own, that we are not legally entitled to receive or verify and that is susceptible to manipulation from possible unintended consequences will (i) likely not provide substantive information to shareholders, (ii) risk providing incomplete, inaccurate and misleading information and (iii) consume time and financial resources that would be better spent on the Company’s core business and on-going efforts described below.
The Company Has Supported, and Will Continue to Support the Hotel Operators in Adopting Programs and Policies Designed to Prevent Sexual Harassment, and Encourage Reporting on Any Incidents That May Occur
The Company has been, and continues to be, committed to the safety of the employees of the operators of all of our hotels, guests at our properties and our employees at our corporate headquarters. The Company has taken steps to address and prevent sexual harassment, and is actively engaged with hotel operators to help prevent and reduce incidents of sexual harassment.
For example, the Company, in cooperation with the operators of our hotels, has funded the purchase of employee safety devices ("ESDs") for use by the hotel operators' employees, including members of the Union, at many of our properties. ESDs provide hotel personnel with the ability to alert help immediately in potentially dangerous situations. The Company is funding the purchase of ESDs at all of our hotel properties by 2020.
To effect positive, industry-wide improvements to address the issue that the Union Proposal purports to address in a way that would be exceptionally difficult for both the Company and the operators of our hotels to implement without risk of providing inaccurate and misleading information, the American Hotel & Lodging Association introduced the "5-Star Promise" in September 2018. Our Chief Executive Officer is a member of the Executive Committee of the Board of Directors of the American Hotel & Lodging Association and also serves as its Vice Chairman.
The Company fully supports and encourages all of the operators of our hotels to adopt and abide by the principles of the 5-Star Promise, which is a pledge to provide hotel employees across the U.S. with employee safety devices and commit to enhanced policies, trainings and resources that together are aimed at enhancing hotel safety, including preventing and responding to sexual harassment and assault. Specifically, the 5-Star Promise includes the following five important components: (i) build on the lodging industry’s longstanding commitment to hospitality and a people culture by continuing to provide industry-wide training and materials on safety and security, and retain expert guidance to work with the industry on diversity and safety matters, (ii) ensure mandatory anti-sexual harassment policies are in place in multiple languages, (iii) provide ongoing training and education for employees on identifying and reporting sexual harassment, (iv) provide U.S. hotel employees with employee safety devices to help them feel safe on the job and (v) broaden vital partnerships with wide-ranging national organizations that target sexual violence and assault and trafficking and promote workplace safety.

This pledge elevates the industry standard for the safety of those employed at hotels and is specifically targeted against sexual harassment. The pledge is in addition to policies and practices the Company already has in place that are designed to ensure that the Company and the operators of our hotels abide by the law, respect individual's rights and do not tolerate sexual harassment at our hotel properties. The Company has dedicated a significant amount of resources to assist hotel operators with sexual harassment awareness, training and avoidance programs, and will continue to engage with the operators of our hotels to provide resources needed to further assist them in ensuring the safety of hotel employees and guests.

In summary, the Board believes that the Union Proposal is not in the interests of the Company or its shareholders for the following reasons:

•	the Union’s economic interests are not aligned with those of the Company and its other shareholders – to the contrary, what is good for the Union is not good for the Company;

•	the Company has delivered outstanding shareholder returns and shareholder value, and the Company’s management team is among the most respected in the industry;

•	the Union Proposal is misdirected because the Company is neither suited nor situated to implement the proposal's demands; and

•
the Company has supported, and will continue to support, the operators of our hotels in adopting programs and policies designed to prevent sexual harassment, and encourage reporting on any incidents that may occur.

CORPORATE GOVERNANCE AND SUSTAINABILITY INFORMATION
The Board is responsible for providing governance and oversight of the strategy, operations and management of the Company on behalf of our shareholders. In addition to our Declaration of Trust, the Board has adopted the following key documents that form the governance framework for the Company. We review each of these documents periodically and update them as needed to comply with current regulatory and governance requirements.

•	Corporate Governance Guidelines;

•	Code of Business Conduct and Ethics;

•	Charters of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee; and

•	Bylaws.
We make these documents available under the Investors Relations/Corporate Governance section of our website at www.pebblebrookhotels.com. Printed copies of these documents are also available free of charge upon written request to Investor Relations at investors@pebblebrookhotels.com or by phone at (240) 507-1306.

CORPORATE GOVERNANCE HIGHLIGHTS
We have a history of supporting and implementing strong, sound corporate governance practices and policies that best serve the interests of our shareholders, and we remain committed to that effort. Throughout each year, our management team meets with shareholders responsible for over 80% of the Common Shares, discussing our governance practices and hearing shareholders' perspectives. Our practices and policies include, among other things, the following:

Governance Practice, Policy		Description

☑	Shareholder Right to Proxy Access ("3/3/20/20")
• A shareholder (or group of up to 20) owning at least 3% of outstanding Common Shares for at least 3 years may submit trustee nominees (up to 20% of the Board, rounded down) for inclusion in our proxy statement

• Adopted in 2016 after extensive conversations with shareholders holding over 75% of outstanding Common Shares

☑	Shareholder Right to Amend Bylaws ("3/3/20/20")
• A shareholder (or group of up to 20) owning at least 3% of outstanding Common Shares for at least 3 years may make binding proposals to adopt, alter or repeal our Bylaws, or to make new bylaws, for inclusion in our proxy statement

• Adopted in 2016 after extensive conversations with shareholders holding over 75% of outstanding Common Shares

☑	Annual Election of Trustees	Each Trustee serves only a one-year term

☑	Non-Classified Board; Shareholder Approval Required to Classify	The Board is not classified, and we cannot classify without shareholder approval (i.e., we opted out of the Maryland Unsolicited Takeovers Act)

☑	Majority Voting for Trustees	In uncontested elections, each trustee nominee must receive a majority of votes cast to be elected to the Board

☑	Trustee Resignation Policy	Trustee nominees who receive more votes against than votes for must submit his or her written resignation to the Board

☑	No Shareholders Rights Plan	We do not have a poison pill

☑	Independent Majority of Board	All of our Trustees other than our Chief Executive Officer are independent (83%)

☑	Independent Board Committees	All committees of the Board have only independent Trustees as members

☑	Lead Trustee	Phillip M. Miller, an independent Trustee, is our Lead Trustee and presides over the Board's executive sessions and meetings when the Chairman is absent

Governance Practice, Policy		Description

☑	Regular Executive Sessions	Our independent Trustees meet regularly without the presence of any of our officers or employees at least every quarter

☑	Robust Annual Board Self-Assessment	The Nominating and Corporate Governance Committee conducts an annual evaluation of the Board and each trustee to elicit and deliver feedback

☑	Open Communication	• We encourage and have open communication and strong working relationships among the Lead Trustee, Chairman and other Trustees • Our Trustees regularly meet with management and with employees

☑	Equity Ownership Guidelines: Senior Executives (5x - 3x) Trustees (3x)
• Recommended ownership of Company equity by our executive officers: a value of at least 5 times (CEO) or 3 times (other NEOs) annual base salary

• Recommended ownership of Company equity by our Trustees with a value of at least 3 times annual compensation (including chairperson fees)

• Each person has 5 years after becoming an executive officer or Trustee (or after an increase of compensation levels) to attain the recommended level of ownership

☑	Compensation Clawback Policy
If the Company is required to prepare an accounting restatement of its previously filed financial statements due to material noncompliance with any financial reporting requirement under federal securities laws, the Board will require reimbursement or forfeiture of any incentive compensation that has been paid but that would not have been paid based on the subsequently restated financial statements, even if fraud, intentional misconduct or illegal behavior were not involved in such noncompliance

☑	Prohibition on Hedging
Our insider trading policy prohibits officers, Trustees and all employees from, among other activities, engaging in short-term or speculative transactions in the Company’s securities or that may lead to inadvertent violations of insider-trading laws. We prohibit short sales of the Company’s securities and transactions in publicly traded options on the Company’s securities, such as puts, calls and other derivative securities, on an exchange or in any other market

☑	Board Diversity	• Gender: 29% female • Race: 14% African-American/Black

☑	Trustee Tenure	• < 10 years: 100% • < 8 years: 29% • < 3 years: 14%

FOCUS ON SHAREHOLDER RIGHTS
Shareholder Right to Proxy Access
In 2016, we were one of the first, and in 2019 we remain one of the few, lodging REITs to provide our shareholders with a right to submit trustee nominees for inclusion in our proxy statement if both the shareholder proponents and the trustee nominees satisfy the requirements specified in our Bylaws. This right is commonly known as ‘‘proxy access.’’
After extensive conversations throughout 2016 with shareholders holding over 75% of the outstanding Common Shares, we adopted a ‘‘3/3/20/20’’ model for proxy access. A shareholder (or a group of up to 20 shareholders) owning at least 3% (0.1% for each group member) of the outstanding Common Shares for at least 3 years may submit trustee nominees (up to 20% of the Board, rounded down) for inclusion in our proxy statement by satisfying the requirements specified in Sections 11 and 12 of Article II of our Bylaws.
Shareholder Right to Amend Bylaws
In 2016, we were one of the first lodging REITs to provide our shareholders with the right to make binding proposals to amend our Bylaws by the affirmative vote of the holders of a majority of the Common Shares then outstanding and entitled to vote.

After extensive conversations with many of our largest investors, several of whom have owned Common Shares since the IPO, we adopted a ‘‘3/3/20’’ model for bylaws amendments proposals. A shareholder (or a group of up to 20 shareholders) owning at least 3% (0.1% for each group member) of the outstanding Common Shares for at least 3 years may make binding proposals to adopt, alter or repeal our Bylaws, or to make new bylaws, for inclusion in our proxy statement by satisfying the requirements specified in Sections 11 and 12 of Article II of our Bylaws.
At our 2016 annual meeting of shareholders, our shareholders had overwhelmingly voted to reject a proposal by the largest union representing hotel workers in the United States (the "Union") to allow shareholders owning only a de minimis amount of the outstanding Common Shares to make binding proposals to amend our Bylaws. The Union had proposed that we permit shareholders to make binding proposals to amend our Bylaws, even if shareholder proponents have held for only one year just $2,000 worth of Common Shares, which is the equivalent of less than 0.00005% of the outstanding Common Shares. After careful consideration, the Board determined that the proposal was not in the best interests of the Company and recommended that shareholders vote against the proposal. At the 2016 annual meeting, the proposal was overwhelmingly defeated by a shareholder vote of 46.7 million (70%) “against” and only 20.1 million (30%) “for.”
For our 2017 annual meeting, a major third-party proxy advisory service recommended that its clients vote in line with all of the Board’s recommendations with one exception. The proxy advisory service recommended to withhold votes from four highly qualified and experienced Trustee nominees, who collectively comprised the Nominating and Corporate Governance Committee, based solely on the advisory service’s new policy concerning binding proposals to amend bylaws despite the fact that at our 2016 annual meeting, the Company’s shareholders overwhelmingly rejected a proposal that would have satisfied the proxy advisory service’s policy, as described above. At the 2017 annual meeting, the Trustee nominees who are not members of the Nominating and Corporate Governance Committee received, on average, 98% of the votes cast. The Trustee nominees who were members of the Nominating and Corporate Governance Committee received, on average, 80% of the votes cast. Overall, the Trustee nominees received, on average, 88% of the votes cast. The voting results demonstrated overwhelming support not only for all of the Trustee nominees, including all of the members of the Nominating and Corporate Governance Committee, but also for the granting of the right to amend our Bylaws, which was made by the Board, upon the recommendation of the Nominating and Corporate Governance Committee itself.

INDEPENDENCE OF TRUSTEES
Our Corporate Governance Guidelines require that a majority of our trustees be independent. The Board has adopted the categorical standards prescribed by the NYSE to assist the Board in evaluating the independence of each Trustee. The categorical standards describe various types of relationships that could potentially exist between a Trustee and the Company and sets thresholds at which such relationships would be deemed material. Provided that no relationship or transaction exists that would disqualify a Trustee under the categorical standards and the Board determines, taking into account all facts and circumstances, that no other material relationship between the Company and the Trustee exists of a type not specifically mentioned in the categorical standards, the Board will deem such person to be independent.
Under these criteria, the Board has determined that the following five members, or 83%, of the Board are independent: Cydney C. Donnell, Ron E. Jackson, Phillip M. Miller, Michael J. Schall and Earl E. Webb.

BOARD MEETINGS
The Board holds regularly scheduled in-person meetings and if needed, will also act through telephonic meetings or consents in lieu of a meeting. During 2018, the Board held four regular and seven special meetings, and the non-management, independent Trustees held an executive session at each of the four regular meetings. Mr. Miller, the Lead Trustee, presided over all of the executive sessions. Each Trustee attended 100% of the meetings of the Board. The Board does not have a policy with respect to Trustees’ attendance at annual meetings of shareholders, and, because of the routine nature of the meetings and historical and anticipated low levels of in-person shareholder participation at the meetings, Trustees are not expected to attend the Annual Meeting. None of the Trustees attended our annual meeting of shareholders in 2018.

BOARD LEADERSHIP STRUCTURE
Lead Trustee
Mr. Miller serves as Lead Trustee in addition to serving as the Chairperson of the Nominating and Corporate Governance Committee. The Lead Trustee presides over executive sessions of the independent trustees and meetings of the full Board when our Chairman is absent, in each case coordinating the agenda and moderating the discussion. The Lead Trustee may also, as needed, call meetings of the independent trustees and act as principal liaison between the independent trustees and our Chief Executive Officer in discussing issues from the executive sessions and other meetings of the independent trustees.

Chairman of the Board
Mr. Bortz serves as both our Chairman of the Board and our Chief Executive Officer. We believe that it is in the best interests of our Company and our shareholders for Mr. Bortz to serve as our Chairman, because of his unique insight into the Company as well as the lodging industry and his excellent reputation among institutional investors. We believe that regular meetings of independent trustees, without management present, and permitting all trustees to add items to the agenda of meetings of the Board and its committees mitigates the risk that having our Chief Executive Officer serve as our Chairman may cause management to have undue influence on the Board.

CONTINUED COMMITMENT TO SUSTAINABILITY
Since our first hotel property acquisition, in 2010, we have been committed to instituting programs to reduce our hotel properties’ impact on the environment. In 2019, we expect to formalize our program and communicate to stakeholders regarding our Environmental, Social and Governance (ESG) performance. We believe that our emphasis on ESG not only demonstrates our commitment to environmental and social responsibility, but also drives greater overall long-term shareholder value.
Through the collaborative efforts of our asset management team and our hotel operators, we continue to invest in upgrades in efficiency projects that reduce costs, utility consumption, and carbon emissions. Our focus on environmental responsibility encompasses a multitude of best practices including, but not limited to: HVAC investments, intelligent heating and cooling thermostats, lighting replacements, water-use reduction investments, kitchen ventilation improvements and plumbing fixture upgrades. In addition, we have converted several of our hotel properties to be powered by renewable sources of energy or other sources of energy that produce lower carbon emissions. We determined that our investments have resulted in significant portfolio-wide reductions in energy consumption and in water consumption over the past four years, and we will benchmark and report this performance against a baseline to our stakeholders starting in 2019.
In addition to these results, our investment strategy strives to evaluate and mitigate risks associated with climate change and resource scarcity in our properties, our investment projects and our supply chain, as well as to align with the important environmental and social issues that matter to guests to improve their experience. As part of our ESG program enhancements, we aim to be a positive contributor to both the community and the industry. Our executive officers are actively involved in industry sustainability groups, including the U.S. Green Building Council's LEED User Group: Hospitality and Venues and the Sustainability Committee of the American Hotel & Lodging Association, to help accelerate the hospitality industry’s awareness and adoption of ESG practices, particularly as the landscape evolves to address the Sustainable Development Goals adopted by the United Nations and low carbon solutions.

BOARD COMMITTEES
The Board has three standing committees – the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each committee operates under a written charter which is available in the Investors Relations section of our website at www.pebblebrookhotels.com. Each committee member meets the independence, experience and, with respect to the Audit Committee, the financial literacy requirements, of the NYSE, the SEC and our Corporate Governance Guidelines. Information about each of these committees is included in the table below:

Committee/Membership	Committee's Primary Responsibilities		# of 2018 Meetings

Audit Committee

Cydney C. Donnell(1)(2) Phillip M. Miller Michael J. Schall(2) Earl E. Webb	•	Selecting our independent registered public accountants and approving and overseeing their work	4
	•	Overseeing our financial reporting, including reviewing results with management and our independent registered public accountants
	•	Overseeing our internal accounting controls
	•	Monitoring our REIT compliance procedures

Compensation Committee

Michael J. Schall(1) Cydney C. Donnell Ron E. Jackson Laura H. Wright(3)	•	Reviewing and recommending compensation for our senior officers	5
	•	Administering and making awards under our long-term incentive award plans
	•	Retaining and terminating compensation consultants
	•	Administering other benefit programs of the Company

Nominating and Corporate Governance Committee

Phillip M. Miller(1) Ron E. Jackson Earl E. Webb Laura H. Wright(3)	•	Recommending individuals to stand for election to the Board	4
	•	Recommending Board committee composition
	•	Overseeing our corporate governance policies and procedures, including Board and Trustee evaluations

(1)	Committee chairperson.

(2)	Determined by the Board to be an "audit committee financial expert."

(3)	Ms. Wright served on this committee for all of 2018. She resigned from the Board effective February 15, 2019.

RISK MANAGEMENT OVERSIGHT
The Board takes an active and informed role in the Company’s risk management policies and strategies. At least annually, the Company’s executive officers, who are responsible for the Company’s day-to-day risk management practices, present to the Board a comprehensive report on the material risks to the Company, including credit risks, liquidity risks, financial risks and operational risks (including cyber-related risks). At that time, the management team also reviews with the Board the Company’s risk mitigation policies and strategies specific to each risk that is identified. If necessary, the Board may delegate specific risk management tasks to management or a committee of the Board. Throughout the year, management monitors the Company’s risk profile and updates the Board as new material risks are identified or the aspects of a risk previously presented to the Board materially change.
The Audit Committee also actively monitors risks to the Company throughout the year, and, with the aid of management, identifies any additional risks that need to be elevated for the consideration of the full Board.

COMMUNICATIONS WITH THE BOARD, LEAD TRUSTEE, INDEPENDENT TRUSTEES AND THE AUDIT COMMITTEE
Any shareholder or other interested party may communicate with the Board or any Trustee by sending the communication to the Company's corporate offices at 7315 Wisconsin Avenue, Suite 1100 West, Bethesda, Maryland 20814 in care of the Company's Secretary. All communications should identify the party to whom it is being sent, and any communication which indicates it is for the Board or fails to identify a particular Trustee will be deemed to be a communication intended for the Chairman of the Board.
In addition, the Audit Committee has adopted confidential, anonymous processes for anyone to send communications to the Audit Committee with concerns or complaints concerning the Company’s regulatory compliance, accounting, audit or internal controls issues. Any party may contact the Audit Committee via mail to: Chairperson, Audit Committee of Pebblebrook Hotel Trust, c/o David C. Wright, Esq., Hunton Andrews Kurth LLP, Riverfront Plaza, East Tower, 951 East Byrd Street, Richmond, Virginia 23219.

CONFLICTS OF INTEREST AND RELATED PARTY TRANSACTIONS
Our Corporate Governance Guidelines, which apply to our officers, trustees and employees when such individuals are acting for or on our behalf, provide in writing that each member of the Board will disclose any potential conflicts of interest to the Board and, if appropriate, refrain from voting on a matter in which the trustee may have a conflict of interest. Our Code of Business Conduct and Ethics, which applies to our officers, trustees and employees, requires our officers, trustees and employees to report any actual or potential conflict of interest to a supervisor, manager or other appropriate personnel. Any waiver of our Code of Business Conduct and Ethics for our executive officers or trustees may be made only by the Board or one of the Board’s committees. We anticipate that any waivers of our Code of Business Conduct and Ethics will be posted on our website. Our Code of Business Conduct and Ethics can be found under “Corporate Governance” in the Investor Relations section of our website at www.pebblebrookhotels.com.
The Board is responsible for reviewing any transactions in which an executive officer or Trustee, any nominee for Trustee or any immediate family member of any such person has or will have a direct or indirect material interest. Our Code of Business Conduct and Ethics expressly prohibits the continuation of any conflict of interest by an employee, officer or Trustee except under guidelines approved by the Board. Because the facts and circumstances regarding potential conflicts are difficult to predict, the Board has not adopted a written policy for evaluating general conflicts of interests. In the event a conflict of interest arises concerning a matter to be voted on by the Board or any of its committees, the Board will review, among other things, the facts and circumstances of the conflict, the Company’s applicable corporate governance policies, the effects of any potential waivers of those policies, applicable state law, and NYSE continued listing rules and regulations, and will consider the advice of counsel, before making any decisions regarding the conflict.
The Board has adopted a policy for evaluating potential conflicts of interest with respect to investments by our trustees and executive officers in hotel properties. This policy provides that our trustees and executive officers may not acquire a controlling interest or a 5% or greater equity interest in any hotel property or hotel development project without first receiving approval from our Chief Executive Officer and the Nominating and Corporate Governance Committee. The policy does not apply to investments in publicly traded securities and passive investments in private entities such as limited partnerships or limited liability companies.
None of our named executive officers ("NEOs") has any indebtedness to the Company or any relationship with the Company other than as an employee and shareholder. Change-in-control severance agreements between the Company and our NEOs are described in the “Executive Officer and Compensation Information—Potential Payments on Termination of Employment and Change-in-Control Severance Agreements, Equity Award Vesting and Other Termination Policies” section of this Proxy Statement.
We have entered into indemnification agreements with each of our Trustees and executive officers that provide for indemnification to the maximum extent permitted by Maryland law and advancements by us of certain expenses and costs relating to claims, suits or proceedings arising from their service to us.
Maryland law permits a Maryland real estate investment trust to include in its declaration of trust a provision limiting the liability of its trustees and officers to the real estate investment trust and its shareholders for money damages except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active or deliberate dishonesty established by a final judgment as being material to the cause of action. Our declaration of trust contains a provision which limits the liability of our Trustees and officers to the maximum extent permitted by Maryland law.

TRUSTEE INFORMATION

TRUSTEE NOMINEES
The Nominating and Corporate Governance Committee is responsible for identifying individuals who are qualified candidates to serve on the Board. That committee has identified the following seven individuals to stand for election at our 2019 Annual Meeting of Shareholders. Each of these nominees is currently a member of the Board.
We believe that all of the nominees are intelligent, experienced, collegial, insightful and proactive with respect to management and risk oversight, and that they exercise good judgment. The biographical descriptions below set forth certain information with respect to each nominee, including the experience, qualifications, attributes or skills of each nominee that led us to conclude that such person should serve as a Trustee.

Jon E. Bortz
Age: 62 Trustee since: December 2009 Company Committees: None (President, Chief Executive Officer and Chairman of the Board of the Company)
Background
•
LaSalle Hotel Properties ("LaSalle"), a publicly traded lodging REIT (April 1998 to September 2009) – Founder, President, Chief Executive Officer and a Trustee; Chairman of the Board (January 2001 until retiring from LaSalle)

•
JLL, Inc. ("JLL") (1981 to April 1998) – Founder and President of Hotel Investment Group of JLL (from January 1994), oversaw all of JLL’s hotel investment and development activities; Managing Director of JLL's Investment Advisory Division (January 1995 to April 1998), responsible for certain East Coast development projects; Senior Vice President of JLL’s Investment Division (January 1990 to 1995), responsible for East Coast development projects and workouts

•	Federal Realty Investment Trust (NYSE:FRT) – Member of Board of Trustees and its Audit Committee and Nominating and Governance Committee
•	Nareit (formerly known as the National Association of Real Estate Investment Trusts) – Member of the Advisory Board of Governors and the Governance and Nominating Committee
•	American Hotel & Lodging Association – Vice Chair and member of the Executive Committee of the Board of Directors; Chairman of its political action committee, HotelPAC
•	B.S. in Economics from The Wharton School of the University of Pennsylvania; Certified Public Accountant (inactive)
Specific Qualifications and Skills
Among other qualifications, Mr. Bortz brings to the Board executive leadership experience, including his long and distinguished career as chairman and chief executive of two publicly traded REITs in the lodging industry, along with extensive experience in hotel asset management and development.

Cydney C. Donnell
Age: 59 Trustee since: December 2009 Board Committees: Audit (chairperson); Compensation
Background
•	Mays Business School of Texas A&M University ("Mays School") (since January 2004) – Director of Real Estate Programs; Associate Department Head – Finance; Executive Professor
•
European Investors/E.I.I. Realty Securities, Inc. ("EII") (1986 to 2003) – Chair of the Investment Committee (2002 to 2003); Head of the Real Estate Securities Group and Portfolio Manager (1992 to 2002); VP and Analyst (1986 to 1992)

•	RepublicBanc Corporation – real estate lending officer (1982 to 1986)
•	Nareit (formerly known as the National Association of Real Estate Investment Trusts) – Member of the Institutional Advisory Committee and the Editorial Board
•
American Campus Communities (NYSE:ACC), a publicly traded, student-housing REIT – Chair of the Compensation Committee, and member of the Executive Committee and the Risk Committee, of the Board of Directors

•
Madison Harbor Balanced Strategies, Inc., a real estate fund of funds registered under the Investment Company Act of 1940, which liquidated and deregistered in 2017 – served as member of the Valuation Committee (chairperson), the Nominating and Compensation Committee and the Audit Committee of the Board of Directors

•	B.B.A. from Texas A&M University; M.B.A. from Southern Methodist University
Specific Qualifications and Skills
Among other qualifications, Ms. Donnell brings to the Board executive leadership experience, including experience in the public real estate industry and investment experience in publicly traded real estate securities, along with experience from teaching courses in real estate investment and real estate capital markets and portfolio management, including modules on corporate governance, at the business school level.

Ron E. Jackson
Age: 76 Trustee since: December 2009 Board Committees: Compensation; Nominating and Corporate Governance
Background
•	Meadowbrook Golf, a multi-faceted golf company with divisions in golf turf equipment, golf maintenance and golf operations (since January 2001) – President and Chief Executive Officer
•	Resort Condominiums International ("RCI"), a Cendant Company with 2,600 resorts in 109 countries (until 2001) – President and Chief Operating Officer
•	Chartwell Leisure, a hotel owner/operator and developer (prior to RCI) – Chief Operating Officer
•	Sunbelt Hotels and Sunbelt Management Company, which was the largest franchisee of Hilton Hotels in the United States (prior to Chartwell Leisure) – Founder, President and Chief Executive Officer
•	B.S. in Finance and Marketing from Brigham Young University; M.B.A. from the University of Utah
Specific Qualifications and Skills
Among other qualifications, Mr. Jackson brings to the Board executive leadership experience, including his experience as a chief executive of a large company in the golf industry, along with significant experience as a senior executive in the lodging and resort industry.

Phillip M. Miller
Age: 66 Trustee since: May 2011 Board Committees: Nominating and Corporate Governance (chairperson); Audit
Background
•
First Data Corporation (September 2015 to September 2018) – Senior Vice President of Global Payment Relations and Sponsorships, managed First Data's relationship with its payment networks and bank sponsors, globally

•
MasterCard Advisors (2005 to September 2015) – Global Head - Acquiring Knowledge Center, responsible for Electronic Payments Thought Leadership and consulting engagements with banks globally (March 2012 to September 2015); Senior Vice President and Group Head, responsible for the disciplines of market development and marketing for the e-commerce and retail business groups (January 2010 to March 2012); Global Solutions Leader , responsible for consulting engagements in strategy and information services for large banks and card acquirers globally (2005 to 2010)

•	Teleglobal International, LTD, a stored-value, secure online payments product (2002 to 2005) – Executive Chairman
•	Chase Merchant Services, LLC, a division of Chase Bank (2001 to 2002) – President and Chief Executive Officer
•	GE Money, the consumer financial services division of General Electric Company (1995 to 2001) – GE Money, the consumer financial services division of General Electric Company
•	Citibank’s International Private Banking business (1985 to 1995) – Vice President of International Product Development and Marketing
•
B.S. in Marketing and M.B.A. in International Business and Finance from The American University; Certificate of Corporate Governance - Effectiveness and Accountability in the Boardroom from J.L. Kellogg Graduate School of Management at Northwestern University

Specific Qualifications and Skills
Among other qualifications, Mr. Miller brings to the Board executive leadership experience, including his extensive experience as a senior executive in the financial services industry, along with his significant marketing and consulting expertise.

Michael J. Schall
Age: 61 Trustee since: December 2009 Board Committees: Compensation (chairperson); Audit
Background
•
Essex Property Trust, Inc. (NYSE:ESS), a publicly traded multifamily REIT ("Essex") (since 1993) – President and Chief Executive Officer (since January 2011); Member of Board (since 1994); Senior Executive Vice President and Chief Operating Officer (2005 to January 2011), responsible for the strategic planning and management of Essex’s property operations, redevelopment and co-investment programs; Chief Financial Officer (1993 to 2005).

•	The Marcus & Millichap Company (1986 to 1993) – Chief Financial Officer of Essex's predecessor, Essex Property Corporation
•	Churchill International, a technology-oriented venture capital company (1982 to 1986) – Director of Finance
•	Ernst & Young (then known as Ernst & Whinney) (1979 to 1982) – audit department, specializing in the real estate and financial services industries
•	American Institute of Certified Public Accountants – Member
•	National Multi Housing Council – Member
•	Nareit – Treasurer and Member of the Executive Board
•	B.S. from the University of San Francisco; Certified Public Accountant (inactive).
Specific Qualifications and Skills
Among other qualifications, Mr. Schall brings to the Board executive leadership experience, including his extensive experience as a senior executive in the financial services industry, along with his significant marketing and consulting expertise.

Bonny W. Simi
Age: 57 Trustee since: April 2019 Board Committees: beginning in July 2019 - Compensation; Nominating and Corporate Governance
Background
•
JetBlue Technology Ventures, LLC, the venture capital subsidiary of JetBlue Airways Corporation (“JetBlue”), which incubates, invests in and partners with early stage startups at the intersection of technology, travel and hospitality
(since January 2016) – President

•
JetBlue (since September 2003) – Vice President Technology Innovations (since January 2016); Vice President Talent (September 2011 to January 2016), overseeing talent acquisition, performance management, succession planning, people analytics and organizational development; various operational, leadership and financial roles in Airports, System Operations, Call Center Operations and Flight Operations (September 3003 to September 2011)

•	United Airlines, Inc. (1990 to 2003) – airline pilot
•	United States Olympian (1984, 1988, 1992) – three-time competitor in the luge
•	Network television commentator for the Olympics of 1994, 1998, 2002
•	Red Lion Hotels Corporation (NYSE:RLH) (since March 2017) – Member of the Board of Directors, Chair of its Compensation Committee and member of its Nominating and Corporate Governance Committee
•
B.A. in Communications from Stanford University; M.S. in management from the Stanford Graduate School of Business; M.S. in Management Science and Engineering from the Stanford School of Engineering; M.S. in Human Resource Management from Regis University

•
Board Leadership Fellow with the National Association of Corporate Directors; CERT Certificate in Cybersecurity Oversight from the CERT Division of the Software Engineering Institute at Carnegie Mellon University

Specific Qualifications and Skills
Among other qualifications, Ms. Simi brings more than 25 years of operations, human resources and technology experience to the Board, with executive leadership experience in the travel industry and experience as a director of a NYSE-listed hospitality and leisure company.

Earl E. Webb
Age: 62 Trustee since: December 2009 Board Committees: Audit; Nominating and Corporate Governance
Background
•
Avison Young, LLC, or Avison, a Canada-based commercial real estate company ("Avison") (since September 2009) – President of U.S. Operations; member of Avison's Board of Directors and its Audit and Executive Committees

•
JLL (January 2003 to August 2009) – Chief Executive Officer of JLL's Capital Markets Group in the Americas, responsible for strategic direction and management of all capital markets activities throughout the region

•	Jones Lang LaSalle Americas, Inc. (1985 to December 2002) – Chief Executive Officer (February 1999 to December 2002)
•	Continental Illinois National Bank (1981 to 1985) – Second Vice President in the Capital Markets Group
•	Urban Land Institute – Member
•	University of Virginia's Gift Planning Council and the McIntire Foundation Board – Member
•	Real Estate Roundtable – Member
•	B.S. from the University of Virginia; M.B.A. from the J.L. Kellogg Graduate School of Management at Northwestern University
Specific Qualifications and Skills
Among other qualifications, Mr. Webb brings to the Board executive leadership experience, including his extensive experience as a senior executive in the real estate and financial services industries, along with his significant capital markets expertise, and his prior public board experience with JLL and Players International.

PROCESS FOR SELECTING TRUSTEES
Before each annual meeting of shareholders, the Nominating and Corporate Governance Committee considers the nomination of all current Trustees and also considers new candidates whenever there is a vacancy on the Board or whenever a vacancy is anticipated due to a change in the size or composition of the Board, a retirement of a Trustee or for any other reason. In addition to considering incumbent Trustees, the Nominating and Corporate Governance Committee identifies trustee candidates based on recommendations from the Trustees, shareholders, management and others. Although the Nominating and Corporate Governance Committee may in the future engage the services of third-party search firms to assist in identifying or evaluating trustee candidates, no such firm was engaged in 2018.
The Nominating and Corporate Governance Committee annually evaluates the effectiveness of the Board as a whole and of each individual Trustee and identifies any areas in which the Board would be better served by adding new members with different skills, backgrounds or areas of experience, and whether the average tenure of our Trustees is appropriate for the Company. The Board considers trustee candidates, including those nominated by shareholders, based on a number of factors including: whether the candidate will be “independent,” as such term is defined by the NYSE listing standards; whether the candidate possesses the highest personal and professional ethics, integrity and values; whether the candidate contributes to the overall diversity of the Board; and whether the candidate has an inquisitive and objective perspective, practical wisdom and mature judgment. Candidates are also evaluated on their understanding of our business, experience and willingness to devote adequate time to carrying out their duties as trustees of the Company. The Nominating and Corporate Governance Committee also monitors the mix of skills, experience, background and length of service on the Board of the Trustees to assure that the Board has the necessary composition to effectively perform its oversight function.We do not have a formal policy about diversity of Board membership, but the Nominating and Corporate Governance Committee does consider a broad range of factors when nominating trustee candidates to the Board, including differences of viewpoint, professional experience, education, skill, other personal qualities and attributes, race, gender and national origin. The Nominating and Corporate Governance Committee neither includes nor excludes any candidate from consideration solely based on the candidate’s diversity traits.

PROCESS FOR SHAREHOLDERS TO RECOMMEND TRUSTEE NOMINEES
The Nominating and Corporate Governance Committee will consider appropriate nominees for Trustees whose names are submitted in writing by a shareholder of the Company. Trustee candidates submitted by our shareholders will be evaluated by the Nominating and Corporate Governance Committee on the same basis as any other Trustee candidates. Nominations must be addressed to Pebblebrook Hotel Trust, 7315 Wisconsin Avenue, Suite 1100 West, Bethesda, Maryland 20814, Attention: Raymond D. Martz, Secretary, and must describe the nominee’s qualifications and other relevant biographical information and provide confirmation of the nominee’s consent to serve as a Trustee if elected. In order for the nominee to be considered for the next annual election of Trustees and be included in the proxy statement for that election, any such written request must comply with the requirements set forth in our Bylaws and as set forth below under “General Information—Solicitation of Proxies, Shareholder Proposals and Other Matters—Shareholder Proposals and Trustee Nominations for Inclusion in the 2020 Proxy Statement.”
In addition, shareholders have what is commonly known as the right to “proxy access.” A shareholder, or a group of up to 20 shareholders, owning at least 3% (0.1% for each group member) of the outstanding Common Shares continuously for at least the prior 3 years may nominate for election to the Board, and include in the Company's proxy materials for its annual meeting of shareholders, nominees representing up to 20% of the number of trustees then serving on the Board (rounding down to the closest whole number). See “—Corporate Governance Practices—Focus on Shareholder Rights.”

TRUSTEE COMPENSATION
In 2017, the Compensation Committee engaged FPL Associates L.P. ("FPL"), after determining that FPL met the criteria for an independent consultant in accordance with SEC guidelines, to assist the Compensation Committee with its responsibilities related to the Company’s independent trustee compensation and executive compensation programs. In February 2018, FPL prepared a report comparing the Company’s Trustee compensation to that of the trustees or directors of twelve publicly traded lodging REITs that were selected because they were comparable to us in terms of asset focus, equity market capitalization, total capitalization, number of employees and geographic scope. The members of this peer group were Apple Hospitality REIT, Inc. (NYSE:APLE), Chesapeake Lodging Trust (NYSE:CHSP), DiamondRock Hospitality Company (NYSE:DRH), FelCor Lodging Trust Incorporated (NYSE:FCH) (acquired by RLJ Lodging Trust in August 2017), Hersha Hospitality Trust (NYSE:HT), LaSalle Hotel Properties (NYSE:LHO) (later acquired by the Company in November 2018), Park Hotels & Resorts Inc. (NYSE:PK), RLJ Lodging Trust (NYSE:RLJ), Ryman Hospitality Properties, Inc. (NYSE:RHP), Summit Hotel Properties, Inc. (NYSE:INN), Sunstone Hotel Investors, Inc. (NYSE:SHO) and Xenia Hotels & Resorts, Inc. (NYSE:XHR) (collectively, the "FPL Peer Group").
The report showed that the total compensation paid to the Company’s independent Trustees was in line with the 25th percentile of the FPL Peer Group. In light of the competition among public companies seeking directors or trustees who are as qualified and experienced as the members of the Board, the Compensation Committee recommended, and the Board approved, an increase in 2018 of the amount we pay as an annual retainer fee to our independent trustees for their service to us. Further, the Compensation Committee recommended, and the Board approved, no increases in the amount of additional annual compensation we pay to the chairpersons of the Board's standing committees above the amounts we paid for 2017.
Therefore, for 2018, Trustees who are neither employed by nor affiliated with the Company receive the compensation set forth in the following table for their service on the Board:

Program Element	Amount	Form of Payment
Annual Retainer	$155,000	At least 50% in Common Shares (up to 100% at election of Trustee)
Committee Chairperson Annual Fees	$20,000 for Audit Committee $15,000 for Compensation Committee $10,000 for Nominating Committee
Meeting Attendance Fees	None
One-Time Grant upon Joining Board	2,500 restricted Common Shares (three-year pro rata vesting)
Equity Ownership Guidelines
Ownership of equity of the Company with a value of at least 3 times annual compensation (including chairperson fee) within 5 years after becoming a Trustee (or after an increase of compensation levels)

As of December 31, 2018, all Trustees were in compliance with the equity ownership guidelines. Pursuant to the equity ownership guidelines, Ms. Simi, who became a trustee in April 2019, has until April 2024 to have the recommended level of share ownership.
Total compensation paid in January 2019 to our independent Trustees for service in 2018 was as follows:

	Fees Earned or Paid in Cash
Name	Annual Retainer	Committee Chair Fee	Share Awards	Total(1)
Cydney C. Donnell	$155,000	$20,000	—	$175,000	(2)
Ron E. Jackson	$155,000	—	—	$155,000	(3)
Phillip M. Miller	$155,000	$10,000	—	$165,000	(4)
Michael J. Schall	$155,000	$15,000	—	$170,000	(5)
Earl E. Webb	$155,000	—	—	$155,000	(6)
Laura H. Wright(7)	$155,000	—	—	$155,000	(6)

(1)
Any Common Shares paid in lieu of cash were valued at a price per share of $29.17, which was the average of the closing prices of Common Shares on the NYSE for the ten trading days preceding the date of payment.

(2)	At election of Trustee, 100% of Trustee's fee for service was paid in the form of 5,999 Common Shares.

(3)	At election of Trustee, 100% of Trustee's fee for service was paid in the form of 5,313 Common Shares.

(4)	At election of Trustee, 50% of Trustee's fee for service was paid in the form of 2,828 Common Shares.

(5)	At election of Trustee, 100% of Trustee's fee for service was paid in the form of 5,828 Common Shares.

(6)	At election of Trustee, 50% of Trustee's fee for service was paid in the form of 2,657 Common Shares.

(7)	Ms. Wright served on the Board for all of 2018 and retired from the Board effective as of February 15, 2019.

AUDIT INFORMATION

AUDIT COMMITTEE REPORT
The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Trustees, in accordance with the Audit Committee charter. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 and discussed with management the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee also reviewed and discussed with management the Company’s year-end earnings release.
The Audit Committee reviewed with the independent registered public accountants, who are responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee has discussed with the independent registered public accountants the auditors’ independence and the matters required to be discussed by Auditing Standard No. 1301 (Communications with Audit Committees) as adopted by the Public Company Accounting Oversight Board (‘‘PCAOB’’), and discussed and received the written disclosures and the letter from the independent registered public accountants required by the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence.
The Audit Committee discussed with the Company’s independent registered public accountants the overall scope and plans for their audit. The Audit Committee met four times in 2018 with the independent registered public accountants, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. The Audit Committee held meetings with management prior to the filing of each of the Company’s Quarterly Reports on Form 10-Q with the SEC and the release to the public of the Company's quarterly earnings, and reviewed and discussed with management the Company’s Quarterly Reports on Form 10-Q and its quarterly earnings releases.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Trustees (and the Board approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC.
The Audit Committee is also responsible for monitoring the Company’s procedures for compliance with the rules for taxation as a REIT under Sections 856-860 of the Code.
The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting. Members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent registered public accountants. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that KPMG LLP is in fact ‘‘independent.’’
The Audit Committee has adopted a written charter that outlines certain specified responsibilities of the Audit Committee and complies with the rules of the SEC and the NYSE.
Each member of the Audit Committee is independent as defined by the NYSE listing standards and each member is financially literate. The Board of Trustees has identified each of Ms. Donnell and Mr. Schall as an ‘‘audit committee financial expert’’ within the meaning of the SEC rules.
Submitted by the Audit Committee of the Board of Trustees
Cydney C. Donnell (Chairperson)
Phillip M. Miller
Michael J. Schall
Earl E. Webb

FEE DISCLOSURE
The following is a summary of the fees billed to the Company by KPMG for professional services rendered for the years ended December 31, 2018 and 2017:

	Year Ended December 31,
Fee Type	2018	2017
Audit Fees	$1,201,915	$723,900
Audit-Related Fees	—	—
Tax Fees	142,119	427,463
All Other Fees	—	—
Total	$1,344,034	$1,151,363
Audit Fees
"Audit Fees" consist of fees and expenses billed for professional services rendered to audit financial statements, assess effectiveness of internal control over financial reporting, review interim consolidated financial statements, review registration statements and prepare comfort letters, services that are normally provided in connection with statutory and regulatory filings or engagements.
Audit-Related Fees
"Audit-Related Fees’’ consist of fees and expenses for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements that are not ‘‘Audit Fees.’’
Tax Fees
"Tax Fees" consist of fees and related expenses billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal and state tax compliance and tax planning and structuring.
All Other Fees
"All Other Fees" consist of fees and expenses for products and services that are not "Audit Fees," "Audit-Related Fees" or "Tax Fees."

PRE-APPROVAL POLICY
All audit, tax and other services provided to us are reviewed and pre-approved by the Audit Committee. The Audit Committee concluded that the provision of such services by KPMG was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. All of the fees paid to KPMG that are described above were approved by the Board.

EXECUTIVE OFFICER AND COMPENSATION INFORMATION

NAMED EXECUTIVE OFFICERS
We have three named executive officers (“NEOs”):

Name	Age	Position	At the Company Since
Jon E. Bortz	62	President, Chief Executive Officer and Chairman of the Board	December 2009
Raymond D. Martz	48	Executive Vice President, Chief Financial Officer, Treasurer and Secretary	December 2009
Thomas C. Fisher	48	Executive Vice President, Chief Investment Officer	January 2010

Jon E. Bortz
Background
Information about Mr. Bortz is set forth above under “Trustee Information—Trustee Nominees.”

Raymond D. Martz
Background
•	Phillips Edison & Company, one of the largest private owners of community shopping centers in the U.S. (August 2007 to November 2009) – Chief Financial Officer
•	Eagle Hospitality Properties Trust, Inc., then a NYSE-listed hotel REIT (May 2005 to August 2007)) – Chief Financial Officer, Treasurer and Secretary
•	LaSalle (April 1998 to May 2005) – Treasurer (2004 to 2005); Vice President of Finance (2001 to 2004); Director of Finance (1998 to 2001)
•	JLL (October 1997 to April 1998) – Director of Finance
•	Tishman Hotel Corporation (1995 to 1997) – Associate, focusing on a variety of areas including asset management and development
•	Orient Hotel Group, a private owner and operator of hotels (1994 to 1995) – several hotel operations roles
•	American Hotel & Lodging Association – co-chairperson of the Financial Management Committee
•	U.S. Green Building Council – founding member of the LEED User Group: Hospitality and Venues
•	Adaptive Phage Therapeutics, a private clinical-stage biotechnology company – member of the Board of Directors
•	B.S. from the School of Hotel Administration at Cornell University; M.B.A. from Columbia University

Thomas C. Fisher
Background
•	JLL (1996 to January 2010) – Managing Director—Americas, leading the national full-service investment sales platform; variety of roles prior
•
The Harlan Company, a New York an investment banking boutique (1994 to 1996) – Associate, focused on commercial real estate investment services including investment sales, capital raises and tenant representation

•	Prudential Realty Group (1993 to 1994) – Real Estate Analyst, focused on general account investments covering multiple property types including hotel, office and retail
•	American Hotel & Lodging Association – Member of the Hospitality Investment Roundtable
•	B.S. with Distinction from the School of Hotel Administration at Cornell University

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement (‘‘CD&A”) with management of the Company. Based on the Compensation Committee’s review of the CD&A and the Compensation Committee’s discussions of the CD&A with management, the Compensation Committee recommended to the Board of Trustees (and the Board of Trustees has approved) that the CD&A be included in the Company’s Proxy Statement on Schedule 14A prepared in connection with the Annual Meeting.
Submitted by the Compensation Committee of the Board of Trustees
Michael J. Schall (Chairperson)
Cydney C. Donnell
Ron E. Jackson

COMPENSATION DISCUSSION AND ANALYSIS ("CD&A")
This CD&A describes the Company’s compensation program and compensation decisions for our NEOs for 2018. However, we note that we use the same compensation program is in fact used for all of our employees, not just for our NEOs. We compensate our other employees with annual cash base salaries, annual cash incentive bonuses and long-term equity-based awards with the same performance metrics and payout percentages as for our NEOs. It is our belief that using this same program throughout the Company serves to align the interests of all of our employees to the interests of our shareholders.
2018 Performance Highlights
In 2018, the NEOs focused not only on our core business but also on an ambitious project to acquire LaSalle Hotel Properties in an effort to dramatically increase both the size of our portfolio and the breadth and depth of our reach in current and new markets. As a result of this dual focus by both our NEOs and our employees, we accomplished the following, among many others:

•	Acquired LaSalle Hotel Properties - Transformative acquisition for total consideration of approximately $5.1 billion in Common Shares and cash on November 30, 2018 (the “Merger”).

◦	Increased the size of our portfolio by 129% upon completion of the Merger - added 36 hotel properties to our portfolio for a total of 64 hotel properties

◦
Financed the Merger in part by originating a $1.75-billion unsecured term loan facility and increasing by $200 million the maximum amount available under the unsecured revolving credit facility to $650 million; increased the number of participants in the Company's bank group

◦	Negotiated and arranged the sale of five hotel properties to occur immediately prior to completion of the Merger, generating gross sales proceeds of $820.8 million

•	Embarked and progressed along strategic disposition program to generate between $700 million and $1.1 billion in gross proceeds from the sale of hotel properties acquired through the Merger.

◦	Through December 31, 2018, completed the sales of Gild Hall, New York; Embassy Suites Philadelphia Center City; and The Grand Hotel Minneapolis, for gross sales proceeds of $135.8 million

•
Integrated former LaSalle employees into our team and hotel properties into our portfolio, beginning immediately following completion of the Merger. In 2018, we began a strategic review of all of the additional 36 hotels; the incorporation of all accounting, capital investment and asset management systems; and the integration of employees.

•	Generated Adjusted FFO per share significantly above forecast, after adjusting for the acquisition of LaSalle Hotel Properties.

•	Generated 0.5% hotel-level EBITDA growth, despite the disruption caused by continued management integration issues and strikes that took place in specific labor union markets.

•	Identified over $2.0 million of hotel-level EBITDA enhancements at the hotel operating level.

•	Successfully executed on several objectives that also enhanced shareholder value, including:

◦	completion of the renovation and restoration of LaPlaya Beach Resort & Club in 2018 following Hurricane Irma in 2017; and

◦
completion or commencement of property renovations at Sir Francis Drake, Hotel Zelos San Francisco, Mondrian Los Angeles, W Hotel Boston, the restaurant at Revere Boston and the retail space at Hotel Zephyr.

•
Maintained and strengthened financial controls and risk management: the audit of our internal controls and procedures again found no material weaknesses and no significant deficiencies, as set forth in the audit reports filed as part of our Annual Report on Form 10-K for the year ended December 31, 2018.

2018 Compensation Highlights
As noted above under "Trustee Information—Trustee Compensation," the Compensation Committee engaged FPL to assist the Compensation Committee with its responsibilities related to the Company’s independent trustee compensation and executive compensation programs. In February 2018, FPL prepared a report to assess the competitiveness of the Company’s current compensation levels for the Chief Executive Officer, the Chief Financial Officer and the Chief Investment Officer (the "FPL Report"). FPL compared the Company’s compensation of our NEOs to the same officer levels of the twelve members of the FPL Peer Group of comparable publicly traded lodging REITs. As described further below, for 2018, the Compensation Committee maintained the same structure of the 2017 compensation program, but after taking into consideration the findings of the FPL Report, determined that target equity-based compensation should be increased as a percentage of the total target compensation.
Some specific decisions and results impacting 2018 compensation for our NEOs include:

•	2018 annual base salary: no increase from 2017 for any of our NEOs

•	2018 target cash incentive bonus: no increase from 2017 for any of our NEOs

•	2018 awards of time-based and performance-based equity: increased as percentage of NEO target total compensation by 200 basis points

•	Payment (in February 2019) of actual cash incentive bonus earned for 2018 performance: 200% of target

•	Vesting of performance-based equity awarded in February 2016 after the three-year measurement period ended December 31, 2018: 170.2% of target

•	Vesting of performance-based equity awarded in December 2013 after the five-year measurement period ended December 31, 2018: 71.1% of target

Compensation and Compensation Components
We provide our NEOs with three primary components of compensation, each of which serves particular objectives in compensating and rewarding our NEOs and creates alignment between our NEOs and our shareholders: (i) annual cash base salaries, (ii) annual cash incentive bonuses and (iii) two forms of long-term equity-based awards (performance-based vesting and time-based vesting).

Component	Type (% of 2018 Target Total)	Purpose

Base Salary	Fixed (18% - 24%)	• Compensates executives for carrying out the duties of the job
• Recognizes individual experience, skills and performance
• Provides value to attract and retain talented executives

Annual Cash Incentive Bonus	At-Risk / Performance-Based (55% - 61%)	• Encourages accomplishment of annual business objectives
• Aligns interests of executives with those of our shareholders
• Provides value to attract and retain talented executives

Long-Term Equity (performance-based vesting)		• Encourages accomplishment of long-term business objectives critical to delivering shareholder value
• Aligns interests of executives with those of our shareholders
• Promotes executives’ ownership in the company
• Provides value to attract and retain talented executives

Long-Term Equity (time-based vesting)	Vests over Time (21%)	• Aligns interests of executives with those of our shareholders
• Promotes executives’ ownership in the company
• Provides value to attract and retain talented executives
We also provide various health and welfare benefits to our NEOs that are generally the same as provided to all of our employees. These benefits are competitive with those offered by companies that we compete with for talent and provide another tool that allows us to attract and retain talented executives.
The Compensation Committee and the Board have structured the program so that a significant portion of each NEO’s overall compensation: (i) is earned and paid over a period of more than one year; (ii) depends on the Company’s performance relative to that of peer lodging REITs; (iii) is, at target levels of compensation, measured against total target compensation paid by peer lodging REITs; and (iv) depends on the Company’s total absolute and relative shareholder returns and other absolute and relative performance measurements. In this compensation framework, if the Company has poor relative performance and/or poor total shareholder returns, our NEOs could receive incentive compensation below established target amounts (potentially as low as zero) and lower total compensation. In return, our NEOs should have an opportunity, in the event of superior relative performance and superior total shareholder returns, to earn overall compensation packages significantly greater than established target amounts.
The following charts show the composition of the total 2018 target compensation for our NEOs by form and by type. For each chart, (i) the center four "slices" show the percentages of the total represented by each form of compensation set forth in the table above; (ii) the inner partial ring shows the percentage of the total compensation that is "at-risk" and may only be earned based on the level of attainment of our performance goals; and (iii) the outer partial ring shows the percentage of the total composed of long-term equity awards.
2018 Target Compensation Mix

Chief Executive Officer                                                       Other Two NEOs

When considering the composition of the compensation program for 2018 and the target total compensation that each NEO should receive, the Compensation Committee carefully considered the findings of the FPL Report. Among other things, the FPL Report found that our components of 2017 target compensation were weighted less heavily toward equity when compared to the target compensation components of the FPL Peer Group, and that, as shown in the following chart, the aggregate target total remuneration of our NEOs for 2017 ranked last of the twelve companies in the FPL Peer Group:

Source:
FPL Report (data from 2017 proxy filings and/or other relevant public documents; information for FCH (FelCor Lodging Trust) as of August 31, 2017, the date on which it was acquired by RLJ (RLJ Lodging Trust))

Note:
All companies in the FPL Peer Group identify five NEOs in their 2017 proxy statements, except for LaSalle Hotel Properties, Park Hotels & Resorts Inc. and RLJ Lodging Trust, which identified three NEOs, and Chesapeake Lodging Trust, which identified four NEOs.

The Compensation Committee also took into consideration other findings of the FPL Report. The FPL Report found that among chief financial officers of the FPL Peer Group, Mr. Martz's total target remuneration was in the 27th percentile of the FPL Peer Group (the fourth lowest-paid chief financial officer of the FPL Peer Group). It further found that among chief executive officers of the FPL Peer Group, Mr. Bortz had the second-lowest target total remuneration (in the 4th percentile), as shown in the following chart:
Source: FPL Report (data from 2017 proxy filings and/or other relevant public documents; information not available for PK or RLJ)

For 2018, the Compensation Committee and the Board determined that executive compensation would consist of the same components that comprised the 2017 compensation program as described above and, taking into consideration the findings of the FPL Report, determined that target equity-based compensation should be increased as a percentage of the total target compensation.
Base Salary – Fixed, Not "At-Risk"
Base salary is the only fixed component of the compensation paid to our NEOs. For 2018, base salary as a percentage of target total compensation for each NEO comprised only 18% for Mr. Bortz and 24% for each of Mr. Martz and Mr. Fisher.
Because base salaries are just one component of total pay, we do not target base salaries to any specific level but do confirm that the base salaries for our NEOs are within market parameters using publicly available data, reports of compensation consultants (if retained by the Compensation Committee) and market knowledge. All base salary decisions for our NEOs are made at the first Compensation Committee meeting of the year and take effect as of January 1 of that year.
In 2018, after considering the FPL Report's findings regarding the compensation levels of executive officers of the FPL Peer Group, as well as observations of the Chief Executive Officer with respect to the other NEOs' scope of day-to-day and longer-term responsibilities, the Compensation Committee and the Board decided not to increase the 2017 amount of annual base salary of any of our NEOs, having determined, among other things, that their amounts were in line with those of the Company's peers and sufficient as part of the target compensation to retain and motivate each executive officer.
The 2018 annual base salaries for the NEOs are set forth in the Summary Compensation Table located elsewhere in this Proxy Statement.
Annual Cash Incentive Bonus –At-Risk / Performance-Based Compensation
The Compensation Committee emphasizes the importance of incentive cash compensation as a component of total compensation for our NEOs. The Company believes this component of the Company’s compensation program is an investment in high-quality, successful employees who can improve the operational performance of the Company’s hotels and generate new business and transaction opportunities that create value for shareholders.
The annual cash incentive bonus program is intended to compensate our NEOs for achieving our annual goals at both the corporate and hotel property levels, as well as for implementing long-term plans and strategies. However, we do not guarantee any bonuses, and actual amounts paid may range from 0% to 200% of the target amounts.
For 2018, after considering the FPL Report's findings regarding the compensation levels of executive officers of the FPL Peer Group, the Compensation Committee and the Board decided not to increase the amounts of target cash incentive bonus for any of the NEOs, having determined, among other things, that the 2017 amounts were in line with those of the Company's peers and sufficient as part of the target compensation to retain and motivate each executive officer. As a result, and as done with the annual base salary of our NEOs, the Compensation Committee and the Board established target cash incentive bonuses for 2018 for Messrs. Bortz, Martz and Fisher at the same levels, without increase, as established for 2017: of $1,203,750, $428,000 and $428,000, respectively. The target cash incentive bonus as a percentage of annual base salary for Mr. Bortz and each of Messrs. Martz and Fisher was 161% and 95%, respectively. The target cash incentive bonus as a percentage of target total compensation for each NEO was 29% for Mr. Bortz and 23% for each of Mr. Martz and Mr. Fisher.
For each executive, the 2018 target cash incentive bonus was based on the Company meeting the target levels of certain annual objectives established by the Board (the “Annual Objectives”), which were set in February 2018 and were designed to align the incentives of the Company’s employees and management with the interests of the Company’s shareholders. The actual amount of cash bonus that was paid in 2019 for performance in 2018 depended on the Company’s performance against the 2018 Annual Objectives and could have been as little as 0% and as much as 200% of the target cash incentive bonus. The Company does not guarantee any bonus.
Five Annual Objectives were set, each with a measurement period from December 31, 2017 to December 31, 2018:

•
25% of the target bonus, up to a maximum of 75%, was based on the percentage growth of the Company's comparable hotel-level EBITDA compared to the same measure for the Peer Group (the "EBITDA Growth Objective");

•
20%, up to a maximum of 60%, was based on the growth of the Company's Adjusted FFO per Common Share compared to the same measure provided in the Company's budget (the "Adjusted FFO per Share Objective");

•
25%, up to a maximum of 75%, was based on the growth in the Company's RevPAR penetration index compared to the competitive sets for the Company's hotel properties portfolio (the "RevPAR Penetration Objective");

•
10%, up to a maximum of 20%, was based on the amount of annualized hotel-level EBITDA improvements that can be made based on asset management enhancements identified during 2018 (the "Asset Management Objective"); and

•
20%, up to a maximum of 40%, was based on the degree to which particular business objectives, including asset management initiatives, acquisition/disposition goals, corporate finance and balance sheet goals and internal controls and compliance, are executed and met (the "Operating Objective").

Following the Company's merger with LaSalle, six lodging REITs comprised the "Peer Group": Chesapeake Lodging Trust, DiamondRock Hospitality Company, Host Hotels & Resorts, Inc., Park Hotels & Resorts Inc., Sunstone Hotel Investors, Inc. and Xenia Hotels & Resorts, Inc.

Annual Objective	Target Performance	Minimum Payout(1) (% of Target)	Target Payout (% of Target)	Maximum Payout (% of Target)
EBITDA Growth	Peer Group's average EBITDA growth	—%	25%	75%
Adjusted FFO per Share	Budgeted amount	—%	20%	60%
RevPAR Penetration	150 basis point increase vs. competitive set	—%	25%	75%
Asset Management	$1.5 million identified	—%	10%	20%
Operating	Score of 3 on scale of 1 to 5	—%	20%	40%
Maximum Total Payout (% of Target)		—%	100%	200%

(1)
The Compensation Committee did not establish a threshold level of performance for any of the performance objectives. Rather, the Compensation Committee established a minimum payout level of zero for each performance objective, and the minimum payout level for all performance objectives in the aggregate is zero.

For 2018, the Company’s actual performance against each of the Annual Objectives was as follows:

Annual Objective	Actual Performance	Payout Achieved (% of Target)
EBITDA Growth	260 basis points below target	—
Adjusted FFO per Share	$0.09 above target	27.4%
RevPar Penetration	215 basis points below target	—
Asset Management	> $2.0 million identified	20.0%
Operating	5	40.0%
Total		87.4%
The Company’s performance relative to the Annual Objectives resulted in a formula-based achievement level of 87.4% of target. In February 2019, the Compensation Committee and the Board took into account the following particular areas of achievement, when determining the amount of cash bonus to award each executive:

•	Acquired LaSalle Hotel Properties - Transformative acquisition for total consideration of approximately $5.1 billion in Common Shares and cash on November 30, 2018 (the “Merger”).

◦	Increased the size of our portfolio by 129% upon completion of the Merger - added 36 hotel properties to our portfolio for a total of 64 hotel properties

◦
Financed the Merger in part by originating a $1.75-billion unsecured term loan facility and increasing by $200 million the maximum amount available under the unsecured revolving credit facility to $650 million; increased the number of participants in the Company's bank group

◦	Negotiated and arranged the sale of five hotel properties to occur immediately prior to completion of the Merger, generating gross sales proceeds of $820.8 million

•	Embarked and progressed along strategic disposition program to generate between $700 million and $1.1 billion in gross proceeds from the sale of hotel properties acquired through the Merger.

◦	Through December 31, 2018, completed the sales of Gild Hall, New York; Embassy Suites Philadelphia Center City; and The Grand Hotel Minneapolis, for gross sales proceeds of $135.8 million

•
Integrated former LaSalle employees into our team and hotel properties into our portfolio, beginning immediately following completion of the Merger. In 2018, we began a strategic review of all of the additional 36 hotels; the incorporation of all accounting, capital investment and asset management systems; and the integration of employees.

•	Generated Adjusted FFO per share significantly above forecast, after adjusting for the acquisition of LaSalle Hotel Properties.

•	Generated 0.5% hotel-level EBITDA growth, despite the disruption caused by continued management integration issues and strikes that took place in specific labor union markets.

•	Identified over $2.0 million of hotel-level EBITDA enhancements at the hotel operating level.

•	Successfully executed on several objectives that also enhanced shareholder value, including:

◦	completion of the renovation and restoration of LaPlaya Beach Resort & Club in 2018 following Hurricane Irma in 2017; and

◦
completion or commencement of property renovations at Sir Francis Drake, Hotel Zelos San Francisco, Mondrian Los Angeles, W Hotel Boston, the restaurant at Revere Boston and the retail space at Hotel Zephyr.

•
Maintained and strengthened financial controls and risk management: the audit of our internal controls and procedures again found no material weaknesses and no significant deficiencies, as set forth in the audit reports filed as part of our Annual Report on Form 10-K for the year ended December 31, 2018.

After taking into account the foregoing, as well as the extraordinary efforts the NEOs expended in connection with planning and executing the Merger and subsequent integration, the scope of neither of which had been fully anticipated when targets were established in early 2018, the Company paid each NEO actual cash incentive and discretionary cash bonuses of 87.4% and 112.6%, respectively, of his target cash incentive bonus for a total of 200% of target. As a result, Mr. Bortz was awarded an aggregate cash bonus of $2,407,500 and Messrs. Martz and Fisher each received an aggregate cash bonus of $856,000.
Long-Term Equity Incentive Awards – At-Risk / Performance-Based Compensation and Time-Based Vesting
The largest portion of compensation for our NEOs comes from long-term equity incentive awards. For 2018, the aggregate target value of both forms of long-term equity incentive award as a percentage of target total compensation for each NEO was 53%.
The 2009 Equity Incentive Plan allows for long-term incentives to our executive officers, key employees and consultants and other service providers to the Company, its subsidiaries and advisors through grants of option rights, appreciation rights, restricted share awards, performance-based equity awards, LTIP units and other forms of equity incentive awards. Awards granted to NEOs and other employees under the incentive plan are designed to provide grantees with an incentive to promote the long-term success of the Company in line with our shareholders’ interests. The awards align the recipients’ interests with the interests of shareholders by providing each receipient with an ownership interest in the Company and a stake in the Company’s success. The 2009 Equity Incentive Plan is administered by the Compensation Committee, which has discretion to determine those individuals or entities to whom awards will be granted, the number of shares subject to such rights and awards and other terms and conditions of the option rights, appreciation rights and restricted share awards. Awards may have a vesting period that is tied to each NEO’s or employee’s continued service to the Company or a specifically identified set of performance measures.
Long-term equity incentive awards for the NEOs with respect to a fiscal year are typically issued near the beginning of such fiscal year.
Awards of Performance-Based Equity
In February 2018, each of Messrs. Bortz, Martz and Fisher received awards of performance-based equity, in the form of performance units, which will vest in the form of Common Shares if, and to the degree that, long-term performance criteria established by the Board (‘‘2018 Long-Term Objectives”) are met, provided that the recipient remains employed by the Company through January 1, 2021 (or as otherwise described below under ‘‘—Change in Control Severance Agreements, Equity Award Vesting and Other Termination Policies—Vesting of Long-Term Equity Incentive Awards.”
Two 2018 Long-Term Objectives were set, each with a measurement period from December 31, 2017 to December 31, 2020:

•
65% of the target number of performance units, subject to a maximum of 162.5%, will be based on the Company's total shareholder return (Common Share price appreciation/depreciation plus paid dividends) (“TSR”) compared to the TSR of each member of the Peer Group (the "Relative TSR Objective"); and

•	35% of the target number of performance units, subject to a maximum of 87.5%, will be based on the Company's TSR (the "Absolute TSR Objective").

The level of performance against each 2018 Long-Term Objective will be measured relative to a target. The payout level of each objective varies by level of performance achieved, from a minimum of 0% up to target and maximum amounts that differ by objective, as shown in the following table (and payout levels between minimum and target, or between target and maximum, will be interpolated):

2018 Long-Term Objective	Target Performance	Minimum Payout(1) (% of Target)	Target Payout (% of Target)	Maximum Payout (% of Target)
Relative TSR	TSR in 50th percentile of Peer Group	—	65%	162.5%
Absolute TSR	TSR equal to 6%	—	35%	87.5%
Maximum Total Payout (% of Target)		—	100%	200%

(1)
The Compensation Committee did not establish a threshold level of performance for either of the performance objectives. Rather, the Compensation Committee established a minimum payout level of zero for each performance objective, and the minimum payout level for all performance objectives in the aggregate is zero.

Regardless of the Company’s actual performance against any one or more of the 2018 Long-Term Objectives, the maximum amount of performance units that can vest (and be settled in the form of Common Shares) after December 31, 2020 for any of our NEOs is 200% of the executive’s target number of Common Shares under the award.
The minimum, target and maximum number of performance units subject to the 2018 performance-based equity incentive awards for the Company’s three executive officers are as follows:

Name	Number of Performance Units Subject to Performance-Based Vesting			Value if Maximum Number Vests(2)
	Minimum(1)	Target	Maximum
Jon E. Bortz	—	35,428	70,856	$2,611,752
Raymond D. Martz	—	15,764	31,528	$1,162,122
Thomas C. Fisher	—	15,764	31,528	$1,162,122

(1)
The Compensation Committee did not establish a threshold level of performance for any of the performance objectives. Rather, the Compensation Committee established a minimum payout level of zero for each performance objective and the minimum payout level for all performance objectives in the aggregate is zero.

(2)
The amounts in this column show the dollar values of the performance-based equity awards assuming that on the grant date of the awards the highest level of performance was probable, the maximum value of the awards would be earned and the value per performance unit was assumed to be the closing price per Common Share on the NYSE on the date of grant, February 14, 2018. The values of the performance-based equity awards are dependent in part on the Company’s performance over a three-year period and there is no assurance that the maximum value of the awards will be earned.

For each NEO, the actual amount of performance units that will vest (and be settled in the form of Common Shares) after December 31, 2020 will depend on the Company’s performance against the 2018 Long-Term Objectives and requires that the recipient remain employed by the Company through December 31, 2020 (or as otherwise described below). Prior to vesting, the performance units will not be entitled to receive dividends paid on Common Shares or to be voted, but dividends will, in effect, accrue on the units and will be paid if, but only if, and to the extent that, the performance units vest.
For 2018, the target value of the awards of performance-based equity as a percentage of target total compensation for each NEO was 32% for Mr. Bortz and 31% for each of Mr. Martz and Mr. Fisher.
Awards of Time-Based Vesting Equity
In February 2018, each of Messrs. Bortz, Martz and Fisher received awards of restricted Common Shares subject to pro rata time-based vesting on January 1, 2019, January 1, 2020 and January 1, 2021, provided that the recipient remains employed by the Company on each vesting date (or as otherwise described below under ‘‘—Change in Control Severance Agreements, Equity Award Vesting and Other Termination Policies—Vesting of Long-Term Equity Incentive Awards.”
Messrs. Bortz, Martz and Fisher received restricted Common Shares in the amounts of 23,619, 10,509 and 10,509, respectively. The shares were granted pursuant to the 2009 Equity Incentive Plan and were intended as part of the 2018 compensation program. These awards are included in the Summary Compensation Table located elsewhere in this Proxy Statement. The grant date fair values of the awards, calculated in accordance with FASB ASC 718, were $870,596, $387,362 and $387,362, respectively. The grant date fair value of these time-based vesting equity awards as a percentage of 2018 target total compensation for each NEO was 21%.
Other Benefits
We provide other health and welfare benefits to our NEOs on the same basis as we provide those benefits to all employees. The Compensation Committee does not view benefits and perquisites as a key component of the Company’s compensation program and their total value remains a small percentage of each NEO’s base salary.
Other Compensation Considerations
Share Ownership Guidelines for Named Executive Officers
In 2010, the Board established share ownership guidelines for our NEOs . The Board believes that encouraging each NEO to maintain a meaningful ownership interest in the Company relative to the NEO’s annual base salary is in the best interest of the Company and its shareholders and is likely to further encourage the NEO to act in a manner that creates value for the Company’s shareholders. Pursuant to the guidelines, the Board recommends that each of our executive officers should own shares in the Company having an aggregate value equal to or greater than the multiple of his base salary as shown in the following table.

Executive Officer Position	Multiple of Annual Base Salary (2018)	Amount of Share Ownership Required	Value of Shares/Units Owned(1)	Ownership Level Exceeded?
Chief Executive Officer	5x	$3.8 million	$33.7 million	☑
Chief Financial Officer	3x	$1.4 million	$8.7 million	☑
Chief Investment Officer	3x	$1.4 million	$6.7 million	☑

(1)
Each amount based on the closing price per Common Share on the NYSE on April 25, 2019 (which was $31.33) and the total number of Common Shares and LTIP units (which, when vested and after reaching parity with common units of our operating partnership (“OP units”), may be exchanged for an equal number of OP units and subsequently redeemed for cash or an equal number of Common Shares, at our option) owned by the executive.

Compensation Risk Assessment
The Compensation Committee considers at least annually whether our compensation program encourages our executive officers to manage risk prudently across the Company and whether our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company.
Our Company’s compensation program, management team and the culture they foster encourage value creation for our shareholders over the long-term and discourage a focus on maximizing short-term value at the long-term's expense. We evaluate performance using both quantitative and qualitative measures and many elements of our compensation program serve to mitigate excessive and inappropriate risk-taking. For example, we seek to compensate our executives with a well-balanced mix of base salary, performance-based annual cash incentive bonuses and long-term equity incentive awards. Our executive officers’ base salaries provide assured levels of income that do not vary with the executives' or the Company's performance. We balance the certainty of the base salary with the potential for additional cash based on one-year performance metrics that are both quantitative and qualitative. The long-term equity incentive awards are themselves balanced between equity awards that will vest based on time and service over three years (five years in the case of a special retention award) and awards that may vest, if at all, based on performance over multi-year periods, usually three years (five years in the case of a special retention award). In this way, we seek to motivate our executives to consider the impact of their decisions over the short, medium and long terms.
The Company believes that its compensation policies and practices embodied in the compensation programs for 2018, and the similar programs currently in effect for 2019, appropriately align management’s incentives with the interests of our shareholders. As a result, the Company believes its compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.
In addition, our clawback policy, share ownership guidelines (which have been met by every executive officer and Trustee) and prohibition against hedging further mitigate the possibility of excessive and inappropriate risk-taking. Finally, we have never granted stock options.

Payments Upon Termination and Vesting of Equity Awards Upon A Change in Control
We have a change in control severance agreement in place with each NEO providing for various payments and benefits to be made to him if there is a change in control or his employment with us is terminated for certain reasons. The circumstances in which payments may be made and the potential amounts of those payments are described in more detail in the "Potential Payments on Termination of Employment and Change-in-Control" section below. We believe that the payments provided for in these agreements are reasonable and appropriate as part of the total compensation packages available for our NEOs.
In addition, the Compensation Committee considers the effect of accelerated vesting of certain equity awards upon a termination of an named executive officer or a change in control of the Company. The Compensation Committee approves of the terms of the time-based restricted share award agreements and the performance-based equity award agreements, including the immediate vesting of time-based restricted Common Shares (and, in the case of performance-based equity awards, the immediate vesting of at least the target number of Common Shares) upon a change in control of the Company, upon a NEO’s resignation for good reason or upon an named executive officer’s termination without cause. The Compensation Committee believes that the terms of the time-based restricted share award agreements and the performance-based equity award agreements are competitive with those of other lodging REITs, promote stability among the Company’s NEOs, which is important to the Company’s overall performance, and provide appropriate incentive to align the interests of management with shareholders’ interests in evaluating potential acquisitions. For more information on the vesting terms of the NEO’s time-based restricted Common Shares and performance-based equity awards, see "Change in Control Severance Agreements, Equity Award Vesting and Other Termination Policies—Vesting of Long-Term Equity Incentive Awards."
Tax Deductibility of Executive Compensation
Section 162(m) of the Code generally provides that a public corporation may not deduct compensation in excess of $1 million paid in any fiscal year to any of certain executive officers (who are referred to as “covered employees” in Section 162(m)). Prior to the recently enacted tax reform bill, informally known as the Tax Cut and Jobs Act (the "TCJA"), (i) the “covered employees” subject to Section 162(m) included the public corporation’s chief executive officer and its other three most highly compensated executives (other than its chief financial officer) and (ii) the deduction limit did not apply to compensation that qualified as “performance-based” under Section 162(m).
Section 162(m) has a special rule that applies to companies that become public corporations as a result of an initial public offering or IPO. Under that special rule, compensation paid by the Company under an agreement or plan that was in effect at the time of the Company’s IPO, including under the 2009 Equity Incentive Plan, before the end of a specified reliance period could be exempt from the Section 162(m) deduction limit. In addition, the 2009 Equity Incentive Plan was amended and restated in 2012 so that awards could qualify as “performance-based” compensation that was exempt from the Section 162(m) deduction limit.
The TCJA made significant changes to Section 162(m). Subject to a transition or “grandfather” rule for written binding contracts in effect on November 2, 2017, Section 162(m), as amended, now provides that (i) the Company’s “covered employees” are our Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executives, (ii) an individual who is a “covered employee” in any year after 2016 will remain a "covered employee" under Section 162(m) regardless of the individual’s officer status or level of compensation and (iii) the exception for “performance-based” compensation is eliminated.
The Compensation Committee will be assessing the impact of the changes to Section 162(m) and the application of the transition or “grandfather” rule to determine what adjustments to the Company’s executive compensation practices, if any, it considers appropriate. However, in order to maintain flexibility in compensating our NEOs in a manner designed to promote our corporate goals, including retaining and providing incentives to our NEOs, the Compensation Committee has not adopted a policy that all compensation must be deductible.

SUMMARY COMPENSATION TABLE
The following table sets forth the information required by Item 402 of Regulation S-K promulgated by the SEC. The amounts shown represent the compensation paid to our NEOs for the years shown as consideration for services rendered to us.
With respect to long-term equity incentive awards, the dollar amounts indicated in the table under “Share Awards” are the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718.

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Share Awards(2) ($)	Non-Equity Incentive Plan Compensation(1) ($)	All Other Compensation ($)	Total ($)
Jon E. Bortz Chairman, President and Chief Executive Officer	2018	750,000	601,875	2,421,280(3)	1,805,625	66,323(4)	5,645,103
	2017	750,000	278,066	1,923,573(5)	925,684	54,523(6)	3,931,846
	2016	750,000	—	1,653,955(7)	1,687,500	51,330(8)	4,142,785

Raymond D. Martz EVP, Chief Financial Officer, Treasurer and Secretary	2018	450,000	214,000	1,077,352(9)	642,000	52,466(10)	2,435,818
	2017	450,000	98,868	832,100(11)	329,132	48,414(12)	1,758,514
	2016	450,000	—	708,842(13)	600,000	47,246(14)	1,806,088

Thomas C. Fisher EVP, Chief Investment Officer	2018	450,000	214,000	1,077,352(9)	642,000	54,088(15)	2,437,440
	2017	450,000	98,868	832,100(11)	329,132	48,724(16)	1,758,824
	2016	450,000	—	708,842(13)	600,000	46,542(17)	1,805,384

(1)
For each NEO for each year, the total of the amounts shown in the Bonus and Non-Equity Incentive Plan Compensation columns equals the amount of the actual annual cash incentive bonus paid in February or March for the prior year's performance. Any amount shown in the Bonus column is the discretionary amount of the actual annual cash incentive bonus awarded in excess of the formula-based amount of the actual annual cash incentive bonus for that year.

(2)
For information regarding the Company’s assumptions made in the valuation of time-based restricted share awards, performance-based equity awards and LTIP unit awards, see Note 9 to the financial statements included in the Company’s Annual Report on Form 10‑K for the year ended December 31, 2018. The table below shows the dollar value of performance-based equity awards for each NEO assuming that (i) on the grant date of the awards the highest level of performance was probable, (ii) the maximum value of the awards would be earned and (iii) the value per Common Share upon maximum vesting is the closing price per Common Share on the NYSE on the date of grant. The values of the performance-based equity awards are dependent on the Company’s performance over a three-year or six-year period, as applicable, and there is no assurance that the maximum value of the awards will be earned.

	Maximum Value of Performance-Based Equity Awards Assuming Highest Performance Level
Year	Bortz	Martz	Fisher
2018	$2,611,752	$1,162,122	$1,162,122
2017	$2,156,369	$932,830	$932,830
2016	$2,142,281	$918,114	$918,114

(3)
Reflects 23,619 restricted Common Shares that vested or will vest ratably on January 1, 2019, January 1, 2020 and January 1, 2021 and the target amount of Common Shares that may vest pursuant to the February 2018 performance-based equity awards.

(4)
Amount includes (i) $31,742 in health insurance premiums, (ii) $10,081 in dental, life and long-term disability insurance premiums, (iii) $11,000 in employer-matching contributions to the Company’s 401(k) plan and (iv) $13,500 in employer-matching charitable contributions.

(5)
Reflects 24,251 restricted Common Shares that vested or will vest ratably on January 1, 2018, January 1, 2019 and January 1, 2020 and the target amount of Common Shares that may vest pursuant to the February 2017 performance-based equity awards.

(6)
Amount includes (i) $29,845 in health insurance premiums, (ii) $10,128 in dental, life and long-term disability insurance premiums, (iii) $10,800 in employer-matching contributions to the Company’s 401(k) plan and (iv) $3,750 in employer-matching charitable contributions.

(7)
Reflects 29,992 restricted Common Shares that vested or will vest ratably on January 1, 2017, January 1, 2018 and January 1, 2019 and the target amount of Common Shares that may vest pursuant to the February 2016 performance-based equity awards.

(8)
Amount includes (i) $27,115 in health insurance premiums, (ii) $10,115 in dental, life and long-term disability insurance premiums, (iii) $10,600 in employer-matching contributions to the Company’s 401(k) plan and (iv) $3,500 in employer-matching charitable contributions.

(9)
Reflects 10,509 restricted Common Shares that vested or will vest ratably on January 1, 2019, January 1, 2020 and January 1, 2021 and the target amount of Common Shares that may vest pursuant to the February 2018 performance-based equity awards.

(10)
Amount includes (i) $31,324 in health insurance premiums, (ii) $10,142 in dental, life and long-term disability insurance premiums, and (iii) $11,000 in employer-matching contributions to the Company’s 401(k) plan.

(11)
Reflects 10,490 restricted Common Shares that vested or will vest ratably on January 1, 2018, January 1, 2019 and January 1, 2020 and the target amount of Common Shares that may vest pursuant to the February 2017 performance-based equity awards.

(12)
Amount includes (i) $27,984 in health insurance premiums, (ii) $9,280 in dental, life and long-term disability insurance premiums, (iii) $10,800 in employer-matching contributions to the Company’s 401(k) plan and (iv) $350 in employer-matching charitable contributions.

(13)
Reflects 12,854 restricted Common Shares that vested or will vest ratably on January 1, 2017, January 1, 2018 and January 1, 2019 and the target amount of Common Shares that may vest pursuant to the February 2016 performance-based equity awards.

(14)
Amount includes (i) $25,899 in health insurance premiums, (ii) $9,256 in dental, life and long-term disability insurance premiums, (iii) $10,600 in employer-matching contributions to the Company’s 401(k) plan and (iv) $1,491 in employer-matching charitable contributions.

(15)
Amount includes (i) $32,735 in health insurance premiums, (ii) $10,104 in dental, life and long-term disability insurance premiums, (iii) $11,000 in employer-matching contributions to the Company’s 401(k) plan and (iv) $250 in employer-matching charitable contributions.

(16)
Amount includes (i) $28,334 in health insurance premiums, (ii) $9,280 in dental, life and long-term disability insurance premiums, (iii) $10,800 in employer-matching contributions to the Company’s 401(k) plan and (iv) $310 in employer-matching charitable contributions.

(17)
Amount includes (i) $26,186 in health insurance premiums, (ii) $9,256 in dental, life and long-term disability insurance premiums, (iii) $10,600 in employer-matching contributions to the Company’s 401(k) plan and (iv) $500 in employer-matching charitable contributions.

GRANTS OF PLAN-BASED AWARDS TABLE
The following table sets forth information with respect to plan-based awards granted in 2018 to our NEOs. The dollar amounts indicated under the “Grant Date Fair Value” are the full fair value of each equity grant, in accordance with the applicable accounting literature, which, with respect to the value of performance-based equity incentive awards, is the probable outcome of the performance conditions as of the grant date.

Name	Date of Grant	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			All Other Share Awards: Number of Shares/Units (#)	Grant Date Fair Value ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (# of shares)	Target (# of shares)	Maximum (# of shares)
Jon E. Bortz
Annual Cash Incentive		— (3)	1,203,750	2,407,500
Time-Based Equity	February 14, 2018							23,619(4)	870,596
Performance-Based Equity	February 14, 2018				— (5)	35,428	70,856		1,550,684 (6)

Raymond D. Martz
Annual Cash Incentive		— (3)	428,000	856,000
Time-Based Equity	February 14, 2018							10,509(4)	387,362
Performance-Based Equity	February 14, 2018				— (5)	15,764	31,528		689,990(6)

Thomas C. Fisher
Annual Cash Incentive		— (3)	428,000	856,000
Time-Based Equity	February 14, 2018							10,509(4)	387,362
Performance-Based Equity	February 14, 2018				— (5)	15,736	31,472		689,990(6)

(1)
On February 13, 2019, the Board approved, as recommended by the Compensation Committee, actual annual cash incentive and discretionary bonuses for Messrs. Bortz, Martz and Fisher of $2,407,500, $856,000 and $856,000, respectively, for 2018 performance.

(2)
For each executive, the actual amount of Common Shares that will be issued upon the applicable vesting date pursuant to the performance-based award will depend on our performance against the long-term objectives defined in the agreements and requires that the recipient remain employed by the Company through the vesting date. For more information regarding the performance criteria for these awards, see “Executive Officer Compensation—Compensation Discussion and Analysis—Components and Compensation Components—Long-Term Equity Incentive Awards.”

(3)	The Compensation Committee did not establish a threshold level of performance. Rather, the Compensation Committee established a minimum payout level of zero.

(4)	The award is subject to time-based vesting ratably on January 1 of 2019, 2020 and 2021.

(5)
The Compensation Committee did not establish a threshold level of performance for any of the performance objectives. Rather, the Compensation Committee established a minimum payout level of zero for each performance objective and the minimum payout level for all performance objectives in the aggregate is zero.

(6)	The dollar value is computed assuming that the target number of shares vests.
Discussion of Summary Compensation and Grants of Plan-Based Awards Tables
Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Tables and the Grants of Plan-Based Awards Table was paid or awarded, are described above under ‘‘— Compensation Discussion and Analysis.” The terms of change in control severance agreements that we have entered into with our executives are described below under ‘‘— Change in Control Severance Agreements, Equity Award Vesting and Other Termination Policies.”

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE
The following table sets forth information with respect to outstanding equity awards held by our NEOs as of December 31, 2018.

		Share Awards
Name	Date of Grant	Number of Shares That Have Not Vested (#)	Market Value of Shares That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Rights That Have Not Vested(1) ($)
Jon E. Bortz	December 13, 2013	43,696(2)	1,237,034	87,392(3)	2,474,068
	February 11, 2015	—	—	39,690(5)	1,123,624
	February 10, 2016	9,997(4)	283,015	89,974(5)	2,547,164
	February 15, 2017	16,167(6)	457,688	72,752(5)	2,059,609
	February 14, 2018	23,619(7)	668,654	35,428(5)	1,002,967

Raymond D. Martz	December 13, 2013	23,529(2)	666,100	47,057(3)	1,332,178
	February 11, 2015	—	—	16,558(5)	468,757
	February 10, 2016	4,284(4)	121,280	38,560(5)	1,091,634
	February 15, 2017	6,993(6)	197,972	31,472(5)	890,972
	February 14, 2018	10,509(7)	297,510	15,764(5)	446,279

Thomas C. Fisher	December 13, 2013	23,529(2)	666,100	47,057(3)	1,332,178
	February 11, 2015	—	—		468,757
	February 10, 2016	4,284(4)	121,280	16,558(5)	1,091,634
	February 15, 2017	6,993(6)	197,972	38,560(5)	890,972
	February 14, 2018	10,509(7)	297,510	15,764(5)	446,279

(1)
Pursuant to SEC rules, for purposes of this table the market value per unvested LTIP unit and restricted Common Share, as applicable, is assumed to be $28.31, the closing market price per Common Share at the end of the last completed fiscal year. The LTIP Class B units granted in December 2013 reached parity in July 2014. For more information regarding the Company’s assumptions made in the valuation of these equity awards, see Note 9 to the financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

(2)	This is the number of LTIP Class B units that have not vested from initial award that will vest ratably on January 1 of 2016, 2017, 2018, 2019 and 2020.

(3)
This is the maximum number of performance units that may vest (and settle in the form of Common Shares) from the performance-based equity portion of this special retention award which may vest ratably (from 0% up to 200%) on January 1 of 2016, 2017, 2018, 2019 and 2020.

(4)	This is the number of restricted Common Shares that have not vested from initial award that vested or will vest ratably on January 1 of 2017, 2018 and 2019.

(5)	This is the maximum number of performance units that may vest (and settle in the form of Common Shares) from this performance-based equity award.

(6)	This is the number of restricted Common Shares that have not vested from initial award that vested or will vest ratably on January 1 of 2018, 2019 and 2020.

(7)	This is the number of restricted Common Shares that have not vested from initial award that vested or will vest ratably on January 1 of 2019, 2020 and 2021.

OPTION EXERCISES AND SHARES VESTED TABLE
The Company has not granted any share option awards to our NEOs. The following table sets forth information with respect to the vesting of our NEOs’ restricted Common Shares, performance-based equity awards and LTIP Class B units during 2018.

	Share Awards
Name	Number of Shares Acquired on Vesting(1) (#)	Value Realized on Vesting(2) ($)
Jon E. Bortz	83,639	3,046,385
Raymond D. Martz	41,614	1,515,014
Thomas C. Fisher	41,614	1,515,014

(1)	Amounts include vested LTIP Class B units, restricted Common Shares and performance-based equity awards (which were settled in Common Shares).

(2)
For purposes of this table, the market value per vested LTIP Class B unit is assumed to be the closing market price per Common Share on the vesting date. For more information regarding the Company’s assumptions made in the valuation of these equity awards, see Note 9 to the financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

EQUITY COMPENSATION PLAN INFORMATION
The following table summarizes information, as of December 31, 2018, relating to the 2009 Equity Incentive Plan, pursuant to which grants of options, restricted shares, restricted units or other rights to acquire shares may be made from time to time.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders(1)	595,998(2)	—(3)	1,207,886(4)
Equity compensation plans not approved by security holders	—	—	—
Total	595,998	—	1,207,886

(1)
The Compensation Committee did not establish a threshold level of performance for either of the performance objectives. Rather, the Compensation Committee established a minimum payout level of zero for each performance objective, and the minimum payout level for all performance objectives in the aggregate is zero.

(2)
Consists of the 2009 Equity Incentive Plan, as approved by our shareholders in July 2012, as amended in July 2016 following shareholder approval of an amendment to increase the number of shares available under the plan.

(3)
Includes the target amount of all outstanding, unvested performance units awarded under the 2009 Equity Incentive Plan, which, if vested, will be settled in the form of Common Shares, and the amount of all outstanding LTIP units, which, when vested and after reaching parity with OP units, may be exchanged for an equal number of OP units and subsequently redeemed for cash or an equal number of Common Shares, at our option. As of March 31, 2019, the aggregate number of securities to be issued pursuant to LTIP units and the target amount of performance units was 573,870.

(4)	Performance units and LTIP units have no exercise price.

(5)
The aggregate limit of Common Shares available for grant under the 2009 Equity Incentive Plan is 3,672,625. The remaining number available for future issuance assumes 359,647 performance units vest at target. As of March 31, 2019, the aggregate number of securities remaining available for future issuance under the 2009 Equity Incentive Plan was 1,037,919, assuming performance units vest at target.

CHANGE IN CONTROL SEVERANCE AGREEMENTS, EQUITY AWARD VESTING AND OTHER TERMINATION POLICIES
Change in Control Severance Agreements of Messrs. Bortz, Martz and Fisher
The Company previously entered into agreements with our NEOs (in connection with our IPO in 2009 in the cases of Messrs. Bortz and Martz and in March 2010 in the case of Mr. Fisher) to provide benefits to each in the event his employment is terminated in certain circumstances. The Compensation Committee reviews the terms of these change in control severance agreements annually. As described in more detail below, because each NEO’s severance payment is derived from his annual base salary and other annual incentive compensation, the effect on severance payments is one of the factors the Compensation Committee considers when annually reviewing each NEO’s total compensation and change in control severance agreement terms.
The change in control severance agreements for Messrs. Bortz and Martz became effective on December 14, 2009 and for Mr. Fisher on March 5, 2010, each for an initial term of three years. The term of each agreement is automatically extended for an additional year on each anniversary date of the effective date of the change in control severance agreement beginning on the third anniversary of the effective date of the change in control severance agreement unless, not less than six months prior to the termination of the then-existing term, the Board provides notice to the executive of its intent not to extend the term further. On December 14, 2018 and March 5, 2018, the term of each change in control severance agreement for Messrs. Bortz and Martz and for Mr. Fisher, respectively, was automatically extended by one year. Each of our NEOs may terminate his agreement prior to the expiration of the term as described below.
Termination Without Cause (in Connection With, Or Within One Year After, A Change in Control) and Resignation For Good Reason
The agreement provides that upon the termination of the executive either by the Company without “Cause” in connection with, or within one year after, a change in control of the Company or the voluntary resignation by the executive, upon 30 days’ prior written notice to the Company, for “Good Reason,” the executive will be entitled to the following severance payments and benefits:

•	a lump sum cash payment equal to the sum of his annual base salary, earned bonus (as defined in the agreement) and accrued vacation time earned but not paid to the date of termination;

•
a lump sum cash payment equal to the product of three (in the case of Mr. Bortz) or two (in the case of Messrs. Martz and Fisher) times the sum of (x) his then-current annual base salary plus (y) the greater of (i) the bonus most recently paid to him and (ii) the average of the annual cash incentive bonuses paid to him with respect to the three most recent fiscal years ending before the date of termination;

•
a lump sum cash payment equal to three (in the case of Mr. Bortz) or two (in the case of Messrs. Martz and Fisher) times the annual premium or cost (including amounts paid by him) for his health, dental, disability and life insurance benefits; and

•
such other or additional benefits, if any, as are provided under applicable plans, programs and/or arrangements of the Company (including accelerated vesting of equity awards as discussed below under ‘‘—Vesting of Long-Term Equity Incentive Awards”).

Termination Without Cause (and Without A Change in Control)
If the executive is terminated without ‘‘Cause” and not in connection with or within one year of a change in control of the Company, the executive will be entitled to the following severance payments and benefits:

•	a lump sum cash payment equal to the sum of his annual base salary, earned bonus and accrued vacation time earned but not paid to the date of termination;

•
a lump sum cash payment equal to the sum of (x) his then-current annual base salary, plus (y) the greater of (i) the bonus most recently paid to him and (ii) the average of the annual cash incentive bonuses paid to him with respect to the three most recent fiscal years ending before the date of termination;

•
a lump sum cash payment equal to the product of one (in the case of Mr. Bortz) or two-thirds (in the case of Messrs. Martz and Fisher) times the annual premium or cost (including amounts paid by him) for his health, dental, disability and life insurance benefits; and

•
such other or additional benefits, if any, as are provided under applicable plans, programs and/or arrangements of the Company (including accelerated vesting of equity awards as discussed below under‘‘—Vesting of Long-Term Equity Incentive Awards”).

Termination For Cause and Resignation Without Good Reason
If the Company terminates the executive for ‘‘Cause” or the executive voluntarily terminates his employment without ‘‘Good Reason,” the executive will be entitled to the following severance payments and benefits:

•	a lump sum cash payment equal to the sum of his annual base salary and accrued vacation time earned but not paid to the date of termination; and

•
such other or additional benefits, if any, as are provided under applicable plans, programs and/or arrangements of the Company (including accelerated vesting of equity awards as discussed below under ‘‘—Vesting of Long-Term Equity Incentive Awards”).

Other Key Change in Control Severance Agreement Terms
As a condition of any severance payment and related benefits described above, each of Messrs. Bortz, Martz and Fisher has agreed to a general release of any and all claims relating to the NEO’s employment. In addition, each of Messrs. Bortz, Martz and Fisher has agreed that while his change in control severance agreement is in force and for a one-year period following the Company’s termination of the executive for ‘‘cause” or the executive voluntarily terminates his employment without ‘‘good reason,” he will not solicit, hire or recruit employees of, or persons who have worked for, the Company or any of its affiliates either directly or indirectly for his own account or for another party.
Under the terms of their change in control severance agreements, each of Messrs. Bortz, Martz and Fisher is entitled to a tax gross-up payment under certain conditions for the parachute payment excise tax in the event that his employment is terminated in connection with a change in control.
Below is a list of terms and their meanings as defined in each NEO’s change in control severance agreement:

•	‘‘Cause” shall mean that the Board concludes, in good faith and after reasonable investigation, that:

•	the executive has been charged with conduct which is a felony under the laws of the United States or any state or political subdivision thereof;

•	the executive engaged in conduct relating to the Company constituting material breach of fiduciary duty, willful misconduct (including acts of employment discrimination or sexual harassment) or fraud;

•	the executive breached the non-solicitation obligations or covenants of his change in control severance agreement in any material respect; or

•
the executive materially failed to follow a proper directive of the Board within the scope of the executive’s duties (which shall be capable of being performed by the executive with reasonable effort) after written notice from the Board specifying the performance required and the executive’s failure to perform within 30 days after such notice. No act, or failure to act, on the executive’s part shall be deemed ‘‘willful” unless done, or omitted to be done, by the executive not in good faith or if the result thereof would be unethical or illegal.

•	‘‘Change in Control” shall mean a change in control of the Company if:

•
any ‘‘person” as such term is used in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof except that such term shall not include (A) the Company or any of its subsidiaries, (B) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its affiliates, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, (D) any corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of the Company’s common shares, or (E) any person or group as used in Rule 13d-1(b) under the Exchange Act, is or becomes the Beneficial Owner, as such term is defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power or common shares of the Company;

•
during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new trustee (other than (A) a trustee designated by a person who has entered into an agreement with the Company to effect a transaction described in this definition of ‘‘Change in Control” or (B) a trustee whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of trustees of the Company) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds of the trustees then still in office who either were trustees at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

•
there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, more than 50% of the combined voting power and common shares of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; or

•
there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets (or any transaction having a similar effect, including a liquidation) other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, more than 50% of the combined voting power and common shares of which is owned by shareholders of the Company in substantially the same proportions as their ownership of the common shares of the Company immediately prior to such sale.

•	‘‘Good Reason” shall mean the occurrence, without the executive’s prior written consent, of any of the following in connection with or within one year after a Change in Control:

•	any material reduction of the executive’s base salary or target bonus as a percentage of base salary;

•
any material adverse change in the executive’s duties or responsibilities, including assignment of duties inconsistent with his position, significant adverse alteration of the nature or status of responsibilities or the conditions of employment or any material diminution in authority, duties, or responsibilities, including, without limitation, any such material adverse change that results from a transaction pursuant to which the Company ceases to be a publicly traded lodging or hospitality company that is qualified as a REIT for federal income tax purposes and is subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act;

•	any material diminution in the authority, duties, or responsibilities of the supervisor to whom the executive is required to report; or

•	the relocation of the Company’s headquarters and/or the executive’s regular work address to a location which requires the Executive to travel more than 50 miles from the Executive’s residence.
Vesting of Long-Term Equity Incentive Awards
The terms of the time-based LTIP unit and restricted Common Share awards granted to each of Messrs. Bortz, Martz and Fisher provide that:

•	upon a change in control of the Company, unvested awards vest;

•	upon termination of the executive’s employment with the Company because of his death or disability, the unvested awards vest;

•	upon resignation of the executive for good reason (which must be in connection with or within one year after a change in control), unvested awards vest;

•	upon termination of the executive’s employment with the Company without cause, the unvested awards vest; and

•	upon termination of the executive’s employment with the Company for cause, the unvested awards are forfeited.
The terms of the performance-based equity awards granted to each of Messrs. Bortz, Martz and Fisher provide for vesting of up to the greater of (x) the target number of units and (y) the number of units determined by the performance provisions in the case of the first four of the five above-listed scenarios, and forfeiture in the case of the fifth.
Except as described above, any awards that are unvested at the time the executive terminates his employment with the Company are forfeited.

TERMINATION PAYMENTS TABLE
The following table indicates the cash amounts, accelerated vesting and other payments and benefits that our NEOs would be entitled to receive under various circumstances pursuant to the terms of the 2009 Equity Incentive Plan, the agreements governing awards made under the 2009 Equity Incentive Plan and their change in control severance agreements. The table assumes that termination of the NEO from the Company under the scenario shown occurred on December 31, 2018.

Name and Termination Scenario	Cash Payment(1)	Acceleration of Vesting of Long-Term Equity Incentive Awards(2)	Excise Tax Gross-Up Payments(3)	Total
Jon E. Bortz — Chairman, President and Chief Executive Officer
By Company For Cause or By Employee Without Good Reason(4)	—	—	—	—
Upon Death or Disability	—	$11,853,822	—	$11,853,822
With A Change in Control – For Good Reason or Without Cause	$7,770,470	$11,853,822	$7,529,976	$27,154,268
Without A Change in Control – For Good Reason(4)	—	—	—	—
Without A Change in Control – Without Cause	$3,489,323	$11,853,822	—	$15,343,145

Raymond D. Martz — Executive Vice President, Chief Financial Officer, Treasurer and Secretary
By Company For Cause or By Employee Without Good Reason(4)	—	—	—	—
Upon Death or Disability	—	$5,512,682	—	$5,512,682
With A Change in Control – For Good Reason or Without Cause	$2,573,432	$5,512,682	$2,901,964	$10,988,078
Without A Change in Control – For Good Reason(4)	—	—	—	—
Without A Change in Control – Without Cause	$1,537,977	$5,512,682	—	$7,050,659

Thomas C. Fisher — Executive Vice President and Chief Investment Officer
By Company For Cause or By Employee Without Good Reason(4)	—	—	—	—
Upon Death or Disability	—	$5,512,682	—	$5,512,682
With A Change in Control – For Good Reason or Without Cause	$2,576,177	$5,512,682	$2,902,022	$10,990,881
Without A Change in Control – For Good Reason(4)	—	—	—	—
Without A Change in Control – Without Cause	$1,538,892	$5,512,682	—	$7,051,574

(1)	This column assumes that there was neither accrued but unpaid base compensation nor vacation time earned but unpaid as of December 31, 2018.

(2)
Amounts in this column reflect accelerated vesting of awards of LTIP units, restricted Common Shares and performance-based equity awards granted pursuant to the 2009 Equity Incentive Plan that were outstanding at December 31, 2018. Additional restricted Common Share awards and performance-based equity awards were made to Messrs. Bortz, Martz and Fisher after December 31, 2018. Pursuant to SEC rules, for purposes of this table the market value per unvested LTIP unit, restricted Common Share and Common Share due upon vesting of a performance-based equity award is assumed to be $28.31, the closing market price per Common Share at the end of the last completed fiscal year. For purposes of this table, performance-based share and unit grants are assumed to vest at the maximum level. The “founders” LTIP Class A units reached parity with Common Shares in April 2011. The LTIP Class B units granted in December 2013 reached parity in July 2014. For more information regarding the Company’s assumptions made in the valuation of the Company’s equity awards, see Note 9 to the financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

(3)
Amounts in this column reflect the estimated payment to the NEO in an amount equal to the federal excise tax on qualifying termination compensation (the “Excise Tax Payment”) plus all federal and state income taxes payable with respect to the Excise Tax Payment. The amounts shown assume tax rates for the NEO of 37.0% federal, 5.75% state, 2.35% Medicare and 20% excise, and do not account for local taxes.

(4)
No payments are made and no vesting occurs if the Company terminates the executive for “cause” or the executive resigns without “good reason.” Similarly, because “good reason” requires a change in control to have occurred, no payments are made and no vesting occurs if the executive resigns with “good reason” without a change in control having first occurred.

DOUBLE-TRIGGER CASH STAY BONUS
In order to promote retention of our NEOs following a change in control event, the Company has a program to encourage continued employment following such an event. If, and only if, (i) a change in control event occurs and (ii) an NEO remains employed by the Company on the first anniversary of that change in control event, that NEO is entitled to receive a lump sum cash stay bonus. An NEO cannot receive a cash stay bonus in addition to any of the termination payments described above. For each NEO, the cash stay bonus is equal to the sum of the executive’s base salary plus the greater of (x) the bonus most recently paid to the executive and (y) the average amount of the bonuses paid to the executive with respect to the three most recent fiscal years. Assuming that a change in control occurred on December 31, 2018 and that each of Messrs. Bortz, Martz and Fisher remained with the Company at least until December 31, 2019, their cash stay bonuses would have been $3,157,500, $1,306,000 and $1,306,000, respectively, based on the amount of their 2018 actual cash incentive bonuses and their 2018 base salaries.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
The Compensation Committee consists of Mr. Schall (Chairperson), Ms. Donnell and Mr. Jackson. None of the members of the Compensation Committee is or has been one of our employees or officers. None of our executive officers currently serves, or during the past fiscal year has served, as a member of the board of directors or compensation committee of another entity that has one or more executive officers serving on the Board or the Compensation Committee.

CEO PAY RATIO

Our compensation and benefit programs are substantially similar throughout the company and are designed to reward all employees who contribute to our success with a total compensation package that is competitive in the marketplace for each employee’s position and performance. As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following information regarding the relationship of the annual total compensation of our employees and the annual total compensation of Jon E. Bortz, our Chief Executive Officer (our “CEO”). We consider the pay ratio specified below to be a reasonable estimate, calculated in a manner that is intended to be consistent with Item 402(u) of Regulation S-K.
1:49 CEO Pay Ratio
For 2018, the annual total compensation of our CEO, as reported in the Summary Compensation Table included in this Proxy Statement, was $5,645,103. The median of the annual total compensation of all of our employees (other than our CEO) was $115,387, as determined in the same manner as the total compensation for our CEO. Based on this information, the estimated ratio of the median of the annual total compensation of all of our employees (other than our CEO) to the annual compensation of our CEO was 1 to 49.
To determine the median of the annual total compensation of all of our employees (other than our CEO), the Company prepared a list of all 54 employees (other than our CEO) as of December 31, 2018 and calculated each employee’s annual total compensation for 2018 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.

OWNERSHIP INFORMATION

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
The following table sets forth the beneficial ownership of Common Shares for each shareholder of the Company that is known to the Company to be the beneficial owner of more than 5% of Common Shares based on 130,633,717 Common Shares outstanding as of April 25, 2019.

Name of Beneficial Owner	Common Shares Beneficially Owned(1)
	Number	Percent of Total
BlackRock, Inc.(2)	19,330,941	14.8%
The Vanguard Group, Inc.(3)	19,040,944	14.6%
Cohen & Steers, Inc.(4)	11,414,649	8.7%

(1)
The number of Common Shares beneficially owned is reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. The number of Common Shares held by the shareholders who filed statements on Schedule 13G as described in other footnotes to this table is current as of the date of the filing of their Schedules 13G.

(2)
The number of Common Shares and the information in this footnote are based on a statement on Schedule 13G filed with the SEC on January 31, 2019 by BlackRock, Inc. (“BlackRock”). BlackRock has sole voting power over 18,959,855 shares and sole dispositive power over 19,330,941 shares. BlackRock has its principal business office at 55 East 52nd Street, New York, NY 10055.

(3)
The number of Common Shares and the information in this footnote are based on a statement on Schedule 13G filed with the SEC on February 11, 2019 by The Vanguard Group, Inc. (“Vanguard”). Vanguard has sole voting power over 251,549 shares, shared voting power over 158,764 shares, sole dispositive power over 18,762,852 shares and shared dispositive power over 278,092 shares. Vanguard Fiduciary Trust Company (“VFTC”), a wholly‑owned subsidiary of Vanguard, is the beneficial owner of 119,328 shares as a result of its serving as investment manager of collective trust accounts. VFTC directs the voting of these shares. Vanguard Investments Australia, Ltd. (“VIA”), a wholly‑owned subsidiary of Vanguard, is the beneficial owner of 290,985 shares as a result of its serving as investment manager of collective trust accounts. VIA directs the voting of these shares. Vanguard has its principal business office at 100 Vanguard Blvd., Malvern, PA 19355.

(4)
The number of Common Shares and the information in this footnote are based on a statement on Schedule 13G filed with the SEC on February 14, 2019 by Cohen & Steers, Inc. (“Cohen & Steers”). Cohen & Steers has sole voting power over 6,211,033 shares and sole dispositive power over 11,414,649 shares. Cohen & Steers Capital Management, Inc. (“CSCM”), a wholly‑owned subsidiary of Cohen & Steers, is the beneficial owner of 11,414,649 shares, has sole voting power over 6,167,393 shares and sole dispositive power over 11,094,845 shares. Cohen & Steers UK Limited (“CSUK”), a wholly‑owned subsidiary of Cohen & Steers, is the beneficial owner of 319,804 shares, has sole voting power over 43,640 shares and sole dispositive power over 319,804 shares. Cohen & Steers has its principal business office at 280 Park Avenue, 10th Floor, New York, NY 10017.

SECURITY OWNERSHIP OF EXECUTIVE OFFICERS AND TRUSTEES
The following table sets forth the beneficial ownership of our equity securities, as of April 25, 2019, for each of our NEOs, each trustee and all trustees and executive officers as a group. As of that date, 130,633,717 Common Shares were outstanding. Except as otherwise indicated, the shareholders listed exercise sole voting and dispositive power over the shares. No shares have been pledged as security by any trustee or executive.

Name of Beneficial Owner	Number of Common Shares and LTIP Units Beneficially Owned(1)	Percent of All Shares(2)	Percent of All Shares and Units(3)
Jon E. Bortz	1,055,037(4)	*	*
Raymond D. Martz	266,362(5)	*	*
Thomas C. Fisher	203,259(6)	*	*
Cydney C. Donnell	33,196	*	*
Ron E. Jackson	39,411	*	*
Phillip M. Miller	15,211	*	*
Michael J. Schall	45,919(7)	*	*
Bonny W. Simi	2,500	*	*
Earl E. Webb	18,675	*	*
All trustees and executive officers as a group (9 persons)	1,679,570(4)(5)(6)	1.3%	1.3%
* Represents less than one percent of class.

(1)	The number of Common Shares and LTIP units beneficially owned is reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities.

(2)
Percentages are based on 130,633,717 Common Shares outstanding as of April 25, 2019. In addition, percentages shown for individuals assume that all LTIP units held by such person are exchanged for Common Shares on a one-for-one basis. The total number of Common Shares outstanding used in calculating such percentages assumes that none of the LTIP units held by other persons are exchanged for Common Shares.

(3)	Percentages are based on an aggregate of 131,003,673 Common Shares, LTIP units and OP units outstanding as of April 25, 2019.

(4)
This amount includes 58,884 shares of unvested restricted Common Shares granted under the 2009 Equity Incentive Plan and 87,392 vested LTIP units. Amount does not include 21,848 unvested LTIP units held by Mr. Bortz. See “Outstanding Equity Awards at Fiscal Year-End” table for details regarding vesting schedules of these restricted Common Shares and LTIP units.

(5)
This amount includes 24,900 shares of unvested restricted Common Shares granted under the 2009 Equity Incentive Plan and 47,056 vested LTIP units. Amount does not include 11,765 unvested LTIP units held by Mr. Martz. See “Outstanding Equity Awards at Fiscal Year-End” table for details regarding vesting schedules of these restricted Common Shares.

(6)
This amount includes 24,900 shares of unvested restricted Common Shares granted under the 2009 Equity Incentive Plan and 56,525 vested LTIP units. Amount does not include 11,765 unvested LTIP units held by Mr. Fisher. See “Outstanding Equity Awards at Fiscal Year-End” table for details regarding vesting schedules of these restricted Common Shares.

(7)	Mr. Schall disclaims beneficial ownership with respect to 22,710 of these shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act requires the Company’s executive officers and trustees, and persons who own more than 10% of a registered class of the Company’s equity securities (‘‘10% Holders”), to file reports of ownership and changes in ownership with the SEC. Officers, trustees and 10% Holders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms that they file. To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company, or written representations from reporting persons that all reportable transactions were reported, the Company believes that during the fiscal year ended December 31, 2018 the Company's executive officers, trustees and 10% Holders timely filed all reports they were required to file under Section 16(a).

GENERAL INFORMATION

ANNUAL MEETING AND VOTING
You are receiving these materials because you owned Common Shares as of March 29, 2019, the record date established by the Board for the Annual Meeting. Everyone who owned Common Shares as of this date, whether directly as a registered shareholder or indirectly through a broker or other nominee, is entitled to vote at the Annual Meeting. We had 130,518,284 Common Shares outstanding on March 29, 2019. A majority of the Common Shares entitled to vote at the Annual Meeting must be present in person or by proxy for us to proceed with the Annual Meeting.
If you hold your Common Shares indirectly in an account at a bank, brokerage firm, broker-dealer or nominee, you are a beneficial owner of Common Shares held in “street name”. You will receive all proxy materials directly from your bank, brokerage firm, broker-dealer or nominee and you must either direct them as to how to vote your Common Shares or obtain from them a proxy to vote at the Annual Meeting. Please refer to the Notice of Internet Availability of Proxy Materials or the voter instruction form used by your bank, brokerage firm, broker-dealer or nominee for specific instructions on methods of voting. If you fail to give your bank, brokerage firm, broker-dealer or nominee specific instructions on how to vote your Common Shares with respect to Proposals 1, 3 or 4, your vote will NOT be counted for those matters. It is important for every shareholder’s vote to be counted on these matters so we encourage you to provide your bank, brokerage firm, broker-dealer or nominee with voting instructions. If you fail to give your bank, brokerage firm, broker-dealer or nominee specific instructions on how to vote your Common Shares on Proposal 2, your bank, brokerage firm, broker-dealer or nominee will generally be able to vote on Proposal 3 as he, she or it determines.
If you do not vote your Common Shares, your Common Shares will not be counted and we may not be able to hold the Annual Meeting. We encourage you to vote by proxy using one of the methods described above even if you plan to attend the Annual Meeting in person so that we will know as soon as possible whether enough votes will be present.

HOUSEHOLDING
The SEC’s rules permit us to deliver a single Notice or single set of Annual Meeting materials to one address shared by two or more of our shareholders unless we have received contrary instructions from shareholders. This procedure, referred to as “householding,” reduces the volume of duplicate information shareholders receive and can result in significant savings on mailing and printing costs. To take advantage of this opportunity, only one Notice, Proxy Statement and Annual Report will be delivered to multiple shareholders who share a single address, unless any shareholder residing at that address gave contrary instructions. If any shareholder sharing an address with another shareholder wants to receive a separate copy of this Proxy Statement and the Annual Report or wishes to receive a separate proxy statement and annual report in the future, or receives multiple copies of the proxy statement and Annual Report and wishes to receive a single copy, the shareholder should provide such instructions by calling Investor Relations at (240) 507-1306, by writing to Investor Relations at 7315 Wisconsin Avenue, Suite 1100 West, Bethesda, Maryland 20814, Attention: Raymond D. Martz or by sending an e-mail to Investor Relations at investors@pebblebrookhotels.com.
Questions regarding the Notice, voting or email delivery should be directed to Investor Relations at (240) 507-1306 or investors@pebblebrookhotels.com.

SOLICITATION OF PROXIES, SHAREHOLDER PROPOSALS AND OTHER MATTERS
Solicitation of Proxies
The cost of solicitation of proxies will be paid by the Company. The trustees, officers and employees of the Company may solicit proxies personally or by telephone without additional compensation for such activities. The Company will also request persons, firms and corporations holding Common Shares in their names or in the names of their nominees, which are beneficially owned by others, to send appropriate solicitation materials to such beneficial owners. The Company will reimburse such holders for their reasonable expenses.
The Company will employ Broadridge Financial Solutions to receive and tabulate the proxies.
Shareholder Proposals and Trustee Nominations for Inclusion in the 2020 Proxy Statement
Shareholder proposals intended to be considered for inclusion in the Company’s proxy statement relating to the 2020 Annual Meeting of Shareholders pursuant to Rule 14a-8 under the Exchange Act (‘‘Rule 14a-8”) must be received by the Secretary of the Company not later than January 2, 2020 and such proposals must comply with all of the requirements of Rule 14a-8.

Nominations of trustee nominees for election at the Company’s 2020 Annual Meeting of Shareholders must be received by the Secretary of the Company at our principal executive offices no earlier than the close of business on December 2, 2019 and not later than January 2, 2020, and such nominations and their nominating shareholders must comply with all of the applicable requirements of our Bylaws.
Any such proposal or nomination should be mailed to: Pebblebrook Hotel Trust, 7315 Wisconsin Avenue, Suite 1100 West, Bethesda, Maryland 20814, Attn: Secretary.
Other Shareholder Proposals and Trustee Nominations
Our Bylaws currently provide that in order for a shareholder proposal or trustee nomination to be presented at our 2020 Annual Meeting of Shareholders, other than a shareholder proposal included in the Company’s proxy statement pursuant to Rule 14a-8 or a trustee nomination included in the Company's proxy statement pursuant to our Bylaws, it must be received at our principal executive offices no earlier than the close of business on December 2, 2019, and not later than January 2, 2020. If the 2020 Annual Meeting of Shareholders is scheduled to take place before May 14, 2020 or after July 13, 2020, then notice must be delivered not earlier than the close of business on the 150th day prior to the 2020 Annual Meeting of Shareholders and not later than the close of business on the later of the 120th day prior to the 2020 Annual Meeting of Shareholders or the tenth day following the day on which public announcement of the date of the 2020 Annual Meeting of Shareholders is first made by the Company. Any such proposal should be mailed to: Pebblebrook Hotel Trust, 7315 Wisconsin Avenue, Suite 1100 West, Bethesda, Maryland 20814, Attn: Secretary.
Additional Matters
The Board does not know of any matters other than those described in this Proxy Statement that will be presented for action at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the best judgment of the proxy holders.
Requests for Annual Report on Form 10-K
A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, including the financial statements and the financial statement schedules, may be obtained without charge at our website at www.pebblebrookhotels.com. Information at, or connected to, our website is not and should not be considered part of this Proxy Statement. If you would like to receive a complimentary copy of the Annual Report on Form 10-K, please submit a written request to: Pebblebrook Hotel Trust, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717.
BY ORDER OF THE BOARD OF TRUSTEES:
Raymond D. Martz
Secretary
Bethesda, Maryland
April 29, 2019

YOUR VOTES ARE IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN.
PLEASE SUBMIT YOUR PROXY TODAY.

PEBBLEBROOK HOTEL TRUST
7315 Wisconsin Ave
Suite 1100 West
BETHESDA, MD 20814

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 06/12/2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 06/12/2019. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

1. Election of Trustees

Nominees	For	Against	Abstain
1a. Jon E. Bortz	☐	☐	☐
1b. Cydney C. Donnell	☐	☐	☐
1c. Ron E. Jackson	☐	☐	☐
1d. Phillip M. Miller	☐	☐	☐
1e. Michael J. Schall	☐	☐	☐
1f. Bonny W. Simi	☐	☐	☐
1g. Earl E. Webb	☐	☐	☐

The Board of Trustees recommends that you vote FOR proposals 2 and 3.

	For	Against	Abstain
2. Ratification of the appointment of KPMG LLP to serve as our independent registered public accountants for the year ending December 31, 2019.	☐	☐	☐
3. Advisory vote approving the compensation of our named executive officers ("Say-On-Pay").	☐	☐	☐

	For	Against	Abstain
4. Advisory vote on the Union's shareholder proposal to prepare annual reports to shareholders on sexual harassment complaints.	☐	☐	☐

NOTE: The proxies are authorized to vote in their discretion upon other matters that may properly come before the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com .

PEBBLEBROOK HOTEL TRUST
Annual Meeting of Shareholders
June 13, 2019 9:00 AM
This proxy is solicited by the Board of Trustees

The shareholder(s) hereby appoint(s) Jon E. Bortz and Raymond D. Martz, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the common shares of beneficial interest of PEBBLEBROOK HOTEL TRUST that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 09:00 AM, Eastern Time, on June 13, 2019, at the offices of Hunton Andrews Kurth LLP, 8405 Greensboro Drive Suite 140, Tysons, Virginia 22102, and at any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the recommendations of the Board of Trustees.

Continued and to be signed on reverse side

0000422483_2 R1.0.1.18